Form 10-K405, Exhibit 13
period 1996-11-30
RCSB FINANCIAL INC
filed 1997-02-27
CIK 840068

                                                                    EXHIBIT 13.1

SELECTED FINANCIAL DATA
RCSB FINANCIAL, INC. AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------
At or For The Year Ended November 30,                               1996       1995       1994       1993        1992
----------------------------------------------------------------------------------------------------------------------
(dollars and shares in millions, except per share amounts)
OPERATING RESULTS:
Net interest income                                            $   129.4  $   123.5  $   127.5  $   110.8   $    92.7
Provision for loan losses                                           13.6        7.6       16.1       13.0        14.4
                                                               -------------------------------------------------------
   Net interest income after loan loss provision                   115.8      115.9      111.4       97.8        78.3
                                                               -------------------------------------------------------

Noninterest income:
   Mortgage banking                                                 49.7       35.9       40.2       67.6        57.8
   Retail banking                                                    9.7        9.7       15.0       19.5        17.3
   Automobile loan banking                                           3.7        2.4        2.4       (3.8)        6.7
   Net securities sale gains                                         1.9        0.4        3.8        3.1        21.3
   Gain on sale of subsidiary                                         --         --       23.3         --          --
   Other                                                             0.1        0.1         --        0.1         5.0
                                                               -------------------------------------------------------
       Total noninterest income                                     65.1       48.5       84.7       86.5       108.1
                                                               -------------------------------------------------------
Operating expenses                                                 123.4      114.1      140.4      247.6       167.6
                                                               -------------------------------------------------------
Income (loss) before taxes                                          57.5       50.3       55.7      (63.3)       18.8
Income tax provision (benefit)                                      17.8       12.5       11.4       (3.9)        7.8
                                                               -------------------------------------------------------
Net income (loss)                                              $    39.7  $    37.8  $    44.3  $   (59.4)  $    11.0
                                                               =======================================================
PER COMMON SHARE:
Net Income (loss):
   Primary                                                     $    2.67  $    2.32  $    2.81  $   (4.50)  $    0.80
   Fully diluted                                                    2.36       2.02       2.39      (4.50)         --
Cash dividends declared                                             0.51       0.42       0.10         --          --
Book value (fully diluted)                                         21.12      20.11      18.62      16.85       21.82

PERFORMANCE RATIOS:
Net interest margin                                                 3.50%      3.64%      3.56%      3.32%       2.77%
Interest rate spread                                                3.19       3.26       3.34       3.32        2.95
Equity as a percent of assets:  Average                             8.65       9.96       8.55       8.19        7.63
                                Year end                            8.07       9.71      10.13       7.46        7.87
Dividend payout ratio                                              19.10      18.10       3.56         --          --
Return on average assets                                            1.00       1.04       1.15      (1.58)       0.29
Return on average equity                                           11.55      10.48      13.48     (19.30)       3.74

ASSET QUALITY RATIOS:
Percent of assets nonperforming                                     0.76%      0.73%      0.83%      2.33%       7.33%
Percent of loans nonperforming                                      1.18       1.23       1.22       1.89        4.44
Allowance for loan losses as percent of:
   Nonperforming loans                                             116.7      106.6      113.9       53.3        34.6
   Nonperforming assets                                             92.8       91.7       92.0       26.7        13.6

AVERAGE BALANCES:
Assets                                                         $ 3,975.3  $ 3,618.2  $ 3,843.8  $ 3,759.1   $ 3,874.2
Interest-earning assets                                          3,701.1    3,398.0    3,583.5    3,335.1     3,345.1
Interest-bearing liabilities                                     3,468.0    3,130.9    3,383.2    3,333.7     3,454.6
Shareholders' equity                                               343.8      360.2      328.8      307.9       295.5

YEAR-END BALANCES:
Assets                                                           4,014.3    3,871.4    3,426.0    4,189.3     3,829.3
Securities available for sale                                       18.8       84.1        4.9      270.2       169.6
Securities held to maturity                                      1,639.0    1,398.1    1,287.5      890.1       571.9
Loans receivable, net                                            2,020.7    1,971.0    1,856.6    2,549.6     2,438.1
Nonperforming assets                                                30.4       28.4       28.5       97.5       280.6
Allowance for loan losses                                           28.2       26.1       26.2       26.0        38.1
Goodwill and core deposit premium                                    8.4       10.5       12.5       16.1        19.0

Deposits                                                         2,368.7    2,223.0    2,076.8    2,690.1     2,759.7
Borrowings                                                       1,107.8      969.4      836.9      879.2       565.5
Shareholders' equity                                               323.9      375.9      347.0      312.3       301.4
Common shares outstanding,
       net of treasury shares                                       15.3       14.0       14.0       13.9        13.8
Preferred shares outstanding                                          --        3.0        3.0        3.0          --

                     MANAGEMENT'S DISCUSSION AND ANALYSIS


OVERVIEW
--------

   Virtually all of the operations of RCSB Financial, Inc. (the parent company) are conducted through its subsidiary Rochester Community Savings Bank and certain subsidiaries of the bank. The consolidated group's principal lines of business are retail banking, mortgage banking and automobile lending. Retail banking is conducted primarily through 35 full service banking offices in western New York, while mortgage origination activities encompass 61 offices located mainly in the eastern third of the United States. Automobile loans are originated through auto dealers located in most areas of New York and Florida and in parts of Connecticut, New Jersey and Pennsylvania. The discussion and analysis included in this section of the annual report provides information about the financial condition and results of operations of the parent company and its subsidiaries on a consolidated basis (RCSB or the Company) and should be read in conjunction with the accompanying consolidated financial statements and notes. The bank and its subsidiaries are collectively referred to herein as the Bank.

Adjusted Pre-Tax Income
(Bar chart in non-EDGAR version)

(millions)                           1994     1995     1996
                                    ----------------------------
Adjusted pre-tax income             $ 39.4   $ 50.3   $ 57.5

Excludes certain unusual items:
  - gain on sale of subsidiary (1994)
  - write-down of mortgage servicing asset (1994)

   Some of the key results of the Company's 1996 efforts include the following:

    .  Earnings per fully diluted share improved by 16.8% to $2.36.

    . Return on shareholders' equity grew to 11.5% from 10.5% in the prior year.

    .  Nonperforming asset levels remained low at 0.76% of year-end assets.

    . The Company's net interest margin percent for the year, at 3.50%, exceeded the average for all publicly-held thrifts (as of September 30, 1996) by 15%.

    . Residential mortgage loan originations increased 47% over the prior year level to $1.5 billion.

    . Automobile loan originations grew to $610 million, 56% higher than in 1995.

    . The Company's pretax income rose by 14.3% during 1996. Net income increased 5.2% despite an increase in the effective rate of income taxes to 31.0% in 1996 from 25.0% for the prior year.

    . The Bank expanded its retail customer base by opening two new banking offices in the Buffalo market.

    . Common stock dividends were increased by 25% in September 1996 to $.15 per share.

   The geographic expansion of RCSB's lines of business accomplished or begun in 1996 bodes well for the future prospects of the the Company. In addition, balance sheet management actions such as the 1996 repurchase of 3.5 million common shares should further strengthen key financial measures like earnings per share and return on equity. Near-term challenges for the Company will include continuing to manage growth efficiently, overcoming further increases in the effective tax rate and responding quickly if economic conditions change.

DISCUSSION OF RESULTS OF OPERATIONS
-----------------------------------


NET INTEREST INCOME

   Net interest income, RCSB's principal source of earnings, is significantly affected by the Company's interest rate spread, interest-earning asset volumes and by the relative size of interest-earning asset and interest-bearing liability portfolios. These factors are, in turn, influenced by competitive pressures, the pricing and maturity of interest-earning assets and interest-bearing liabilities, current economic conditions and United States monetary policy.

Net Interest Income
(Bar chart in non-EDGAR version)

(millions)                    1994       1995       1996
                            ---------------------------------
Net interest income         $ 109.6    $ 123.5    $ 129.4

Excludes net interest income earned in 1994 by former subsidiary, Shadow Lawn.


   RCSB's net interest income grew by 4.7% to $129.4 million in 1996. Purchases of mortgage-backed securities during 1996 and the latter half of 1995 and a 20% increase in average automobile loans outstanding produced greater amounts of net interest income, more than offsetting the effect of a .07% narrower average interest rate spread in the Company's portfolios. Average interest-earning assets grew by $303.1 million in 1996, funded with cash flow from earnings, increased borrowings and higher levels of customer deposits at the bank. Interest expense on $48.8 million in average borrowings utilized to repurchase common shares during 1996 and late 1995 lessened growth in net interest income.

   The decrease in interest rate spread to 3.19% in 1996 from 3.26% in 1995 was the result of a greater decline in the average yield on the Company's interest-earning assets than in the average rate on interest-bearing liabilities. Since RCSB's assets tend to be of longer term or duration than its liabilities, the reduction experienced during 1995 and the first quarter of 1996 in general marketplace spreads between short-term instruments and longer-term instruments has placed downward pressure on the average interest rate spread achieved by the Company's portfolios. The use of borrowings and term deposits to fund asset growth also contributed to the slightly lower spread. Term deposits and borrowings accounted for 70% of average interest-bearing liabilities in 1996 compared to 66% in 1995. RCSB's spread for the second half of 1996 improved, however, from levels experienced earlier in the year due to a widening in marketplace spreads between short-term and intermediate-term rates.

   Net interest income decreased $4.0 million in 1995 due to the absence of Shadow Lawn Savings Bank's $17.9 million contribution in 1994, partially offset by a $296.9 million increase in average earning assets. RCSB's interest rate spread fell by 8 basis points in 1995 due to the market conditions discussed above. Shadow Lawn, a wholly-owned subsidiary, was sold by the Company in August 1994.

   The following table presents average balances, interest income and expense, and average yields earned or average rates paid on the major categories of assets and liabilities held by the Company during the three most recent years. No tax equivalent adjustments have been made for minor amounts of tax-exempt income earned by RCSB.

                      Average Balances, Yields and Rates

------------------------------------------------------------------------------------------------------------------------------------
Year Ended November 30,                           1996                            1995                             1994
----------------------------------  ------------------------------------------------------------------------------------------------
(dollars in millions)                Average                Yield/    Average                Yield/    Average               Yield/
                                     Balance    Interest     Rate     Balance    Interest     Rate     Balance    Interest    Rate
                                    ---------  ----------  --------  ---------  ----------  --------  ---------  ----------  -------
Assets:

   Federal funds sold and
   interest-bearing deposits        $   12.5   $     0.7     5.79%   $   16.2   $     1.0     6.58%   $   64.6   $     2.4    3.66%

   Securities                        1,686.7       115.9     6.87     1,458.6       101.8     6.98     1,319.4        85.1    6.45
   Mortgage loans                    1,013.1        83.9     8.28     1,083.8        91.5     8.44     1,429.0       104.8    7.34
   Automobile loans and leases         938.1        86.6     9.22       784.5        71.3     9.09       696.9        57.4    8.24
   Other loans                          50.7         6.5    12.86        54.9         7.1    12.94        73.6         9.1   12.33
                                    --------   ---------   --------  ---------  ----------  --------  ---------  ----------  ------
     Total loans                     2,001.9       177.0     8.84     1,923.2        169.9    8.83     2,199.5       171.3    7.79
                                    --------   ---------   --------  ---------  ----------  --------  ---------  ----------  ------
     Total interest-earning assets   3,701.1   $   293.6     7.93%    3,398.0   $    272.7    8.03%    3,583.5   $   258.8    7.22%
                                               ---------   --------             ----------  --------             ----------  ------
   Noninterest-earning assets          274.2                            220.2                            260.3
                                    --------                         --------                         ---------
     Total assets                   $3,975.3                         $3,618.2                         $3,843.8
                                    ========                         ========                         =========

Liabilities and
   Shareholders' Equity:

   Checking and NOW deposits        $  290.5   $     2.7     0.94%      262.8   $      2.6    0.99%   $  349.0   $     4.6    1.32%
   Money market deposits               260.6         9.4     3.60       274.1          9.8    3.59       314.9        10.0    3.17
   Savings deposits                    506.3        12.9     2.54       536.7         13.6    2.52       758.7        19.2    2.53
                                    --------   ---------   --------  ---------  ----------  -------   ---------  ----------  -------
     Total transaction, money
      market and savings deposits    1,057.4        25.0     2.36       1,073.6       26.0    2.42     1,422.6        33.8    2.37

   Term deposits                     1,334.8        76.9     5.76       1,129.4       66.7    5.91     1,162.0        58.6    5.04
                                    --------   ---------   --------  ---------- ----------  -------   ---------  ----------  ------
     Total deposits                  2,392.2       101.9     4.26       2,203.0       92.7    4.21     2,584.6        92.4    3.58
                                    --------   ---------   --------  ---------- ----------  -------   ---------  ----------  ------
   FHLB borrowings:
   Repurchase agreements               333.2        18.5     5.54            --         --      --          --          --      --
   Other                               308.6        18.8     6.10         655.1       39.6    6.05       662.0        33.4    5.05
                                    --------   ---------   ------   ----------- ----------  -------   ---------  ---------- -------

   Total FHLB borrowings               641.8        37.3     5.81         655.1       39.6    6.05       662.0        33.4    5.05

   Other repurchase agreements
   and borrowings                      434.0        25.0     5.77         272.8       16.9    6.19       136.6         5.5    4.03
                                    --------   ---------   ------   ----------- ----------  -------   ---------  ---------- -------

 Total interest-bearing
   liabilities                       3,468.0   $   164.2   4.74%        3,130.9 $    149.2    4.77%    3,383.2   $   131.3    3.88%
                                               ---------   -----                ----------  -------              ---------- -------

  Noninterest-bearing
   liabilities                         163.5                              127.1                          131.8
                                    --------                       -------------                      ---------

  Total liabilities                  3,631.5                            3,258.0                        3,515.0

  Shareholders' equity                 343.8                              360.2                          328.8
                                    --------                       -------------                   ------------
    Total liabilities and
      shareholders' equity          $3,975.3                      $     3,618.2                     $  3,843.8
                                    ========                      =============                    ============

Net interest income                            $ 129.4                          $    123.5                       $   127.5
                                               ========                         ==========                       ==========
Excess of interest-earning
  assets over interest-bearing
  liabilities                       $  233.1                      $       267.1                      $   200.3

Interest rate spread                                       3.19%                              3.26%                           3.34%

Net interest margin                                        3.50                               3.64                            3.56

(a)   Average balances were calculated on a daily basis.
(b) Average loan balances are net of allowance for loan losses and include nonaccrual loans.
(c) Net interest margin represents net interest income divided by average interest-earning assets.

[INSERT INTINC.XLS]


                Changes in Interest Income and Interest Expense


                                                 1996 Compared to 1995                   1995 Compared to 1994
                                         ------------------------------------   ---------------------------------------
                                                           Change Due to                            Change Due to
                                         Change in  -------------------------   Change in  ----------------------------
                                         Interest     Volume           Rate     Interest      Volume           Rate
-----------------------------------      ------------------------------------------------------------------------------
(millions)
Interest-earning assets:

   Federal funds sold and
      interest-bearing deposits           $  (0.3)     $   (0.2)       $   (0.1) $    (1.4)    $    (2.5)      $    1.1
   Securities                                14.1          15.7            (1.6)      16.7           9.4            7.3
   Loans                                      7.1           7.0             0.1       (1.4)        (22.9)          21.5
                                         -------------------------------------- ---------------------------------------
      Total change in interest income        20.9          22.5            (1.6)      13.9         (16.0)          29.9
                                         --------------------------------------- --------------------------------------

Interest-bearing liabilities:

   Transaction, money market and
       savings deposits                      (1.0)          (0.4)          (0.6)      (7.8)         (8.4)           0.6
   Term deposits                             10.2           11.9           (1.7)       8.1          (1.7)           9.8
   FHLB borrowings and
       repurchase agreements                 (2.3)          (0.8)          (1.5)       6.2          (0.4)           6.6
   Other repurchase agreements
       and borrowings                         8.1            9.4           (1.3)      11.4           7.4            4.0
                                         --------------------------------------- --------------------------------------
       Total change in interest expense      15.0           20.1           (5.1)      17.9          (3.1)          21.0
                                         --------------------------------------- --------------------------------------

       Change in net interest income      $   5.9     $      2.4       $    3.5  $    (4.0)    $   (12.9)    $      8.9
                                         ======================================= ======================================


   The table above presents changes in interest income and interest expense attributable to changes in volume (change in volume multiplied by prior year rate), and changes in rate (change in rate multiplied by prior year volume).
The remaining change amount is allocated to volume and rate in proportion to the absolute amounts of the specifically calculated change in each. A discussion of changes in interest income and interest expense follows.

Interest Income
---------------

   The $20.9 million increase in interest income during 1996 was the result of a volume-related increase of $22.5 million and a rate-related decrease of $1.6 million. The average yield on interest-earning assets decreased 0.10% in 1996 due to the effect of lower market rates on RCSB's adjustable-rate assets and on mortgage-backed securities purchased during the latter part of 1995 and in 1996. General interest rate levels in the financial markets declined during most of 1995 and the first quarter of 1996, before increasing somewhat in the last three quarters of 1996. Changes in the mix of interest-earning assets partially offset the effect of lower interest rates. Automobile loans as a percentage of RCSB's average interest-earning assets increased to 25.3% in 1996 from 23.1% in 1995, while the average yield on auto loans was 9.22% in 1996, compared to 9.09% in 1995.


U.S. Treasury Spreads
10 Year vs. 6 Month Yields
(Plot point graph in non-EDGAR
version)
                                  11/93   2/94   5/94   8/94  11/94   2/95   5/95   8/95  11/95   2/96   5/96   8/96  11/96
                                 --------------------------------------------------------------------------------------------
U.S. treasury spreads              2.57%  2.79%  2.43%  2.30%  1.91%  1.04%  0.56%  0.74%  0.47%  1.26%  1.49%  1.59%  0.88%

Changes in marketplace spreads affect the profitability of assets funded with shorter-term liabilities.

   The average yield on the Company's residential mortgage loans, including loans held for sale, declined 12 basis points to 8.14% in 1996. RCSB's portfolio of residential mortgage loans consists primarily of adjustable-rate loans that float at a designated spread mainly above an index of U.S. Treasury securities for a one-year term. Virtually all of RCSB's adjustable-rate residential loans as of November 30, 1996 carry interest rates reflecting full contractual margins over the specified indices. The yield on securities, mainly fixed-rate mortgage-backed securities, decreased to 6.87% in 1996 from 6.98% in 1995 as the result of securities purchases during both years.

   The 1996 volume-related increase in interest income was the result of investing $228.1 million more, on average, in mortgage-backed and other securities and a 20% increase in average automobile loans outstanding. RCSB's portfolio of residential mortgage loans averaged $960.4 million in 1996, down from $1.0 billion in the prior year. Only $0.1 million of residential mortgage loans were purchased during 1996 due to a narrowing of interest rate spreads over the cost of incremental funds.

   Interest income grew by $13.9 million during 1995 from $258.8 million in the prior year, due to a rate-related increase and volume-related decrease. The rate-related increase was caused by the effects of the changing interest rate environment on RCSB's asset portfolios, while the volume-related decrease resulted from the sale of Shadow Lawn, partially offset by purchases of loans and mortgage-backed securities.

Interest Expense
----------------

   RCSB's interest expense rose 10.1% during 1996 as the net result of a volume-related increase of $20.1 million and a rate-related decrease of $5.1 million. The Company's average cost of funds declined to 4.74% in 1996 from 4.77% in 1995 due to lower market interest rates, partially offset by a shift in the composition of deposits and borrowings toward higher cost funds. Average balances of transaction, money market and savings deposits fell by $16.2 million during 1996, while average local and national term account balances increased by $205.4 million. Nationally marketed term accounts, which the Company has utilized as a cost effective source of additional funds, averaged $79.0 million and $1.0 million during 1996 and 1995, respectively. RCSB also made greater use of borrowings in 1996 to fund mortgage-backed securities purchases, automobile loan originations and common stock repurchases. Borrowings from the Federal Home Loan Bank of New York (FHLB) and other sources increased to 31.0% of average interest-bearing liabilities in 1996 from 29.6% in 1995.

   Interest expense increased by 13.6% in 1995, as the net result of a rate-related increase of $21.0 million and a volume-related decrease of $3.1 million. Higher average market interest rate levels during 1995 contributed to much of the rate-related increase, as RCSB's cost of funds rose to 4.77% in 1995 from 3.88% in 1994. The volume-related decrease was caused by the Shadow Lawn sale, offset by borrowings to fund 1995 purchases of mortgage-backed securities and residential mortgage loans.


PROVISION FOR LOAN LOSSES

   The provision for loan losses represents a charge against current earnings designed to maintain the related allowance at a level sufficient to cover potential losses inherent in the loan portfolios. RCSB's provision was $13.6 million in 1996, compared to $7.6 million in 1995 and $16.1 million in 1994.
The 1996 increase was primarily due to 23.2% growth in the automobile loan portfolio, which produced a corresponding requirement for a larger loan loss allowance. The 1995 reduction compared to the prior year was influenced by improvements in credit quality. The provision for loan losses represented 0.68% of average loans for the year ended November 30, 1996, compared to 0.40% and 0.73% for the years ended November 30, 1995 and 1994, respectively.


MORTGAGE BANKING NONINTEREST INCOME

   The Company's mortgage banking subsidiary, American Home Funding, Inc. (AHF), generates revenue from two major activities: originating residential mortgage loans for sale in the secondary market and servicing loans for other investors. Net revenues from the origination and sale portion of AHF's business are derived from loan fees charged to borrowers, gains or losses on the sale of the loans and gains or losses from the sale of loan servicing assets. AHF sells virtually all of the loans it originates to unrelated investors but retains servicing assets on a major portion, 80.1% in 1996, of the loans. The RCSB subsidiary also purchases servicing assets from others to fuel its servicing business, which administered $9.0 billion of loans at the end of 1996. Revenues from the servicing function include monthly fees charged to investors and also certain fees such as late charges billed to borrowers. Asset values representing the cost of purchased or originated servicing are amortized as expense in proportion to and over the period of net servicing income.

Mortgage Banking Noninterest Income
(Bar chart in non-EDGAR version)

(millions)                              1994    1995    1996
                                      -----------------------
Mortgage banking noninterest income    $40.2   $35.9   $49.7

Noninterest income from mortgage banking increased by 38.5% in 1996.


   The following tables summarize net revenues from mortgage banking activities and the volumes of loans involved in such activities.


                      Mortgage Banking Noninterest Income

-----------------------------------------------------------------------------
Year Ended November 30,                            1996      1995      1994
-----------------------------------------------------------------------------
(millions)

Loan origination revenues                        $ 34.4    $ 21.3    $ 42.3
Loan servicing revenues                            32.4      24.1      18.6
Amortization of mortgage loan
    servicing assets                              (14.2)     (9.5)    (20.7)
Amortization of servicing asset hedge              (2.9)        -         -
                                                --------- --------- ---------
    Total                                        $ 49.7    $ 35.9    $ 40.2
                                                ========= ========= =========

                 Mortgage Loans Originated, Sold and Serviced

--------------------------------------------------------------------------------
At or For The Year Ended November 30,                   1996    1995    1994
--------------------------------------------------------------------------------
(billions)

Residential mortgage loans:
     Originated during the year                        $  1.5  $  1.0  $  1.8
     Sold during the year                                 1.5     0.9     2.0
     Serviced for others                                  9.0     8.0     5.5

Industry-wide residential
     mortgage originations*                             791.0   639.0   768.7

* Source: Mortgage Bankers Association of America for the years ended December 31. The 1996 amount includes a forecast for the fourth quarter.

   Mortgage banking noninterest income grew by 38.5% in 1996 after decreasing by 10.7% in 1995. The 1996 increase resulted from 46.6% higher levels of loan originations and a 36.6% increase in the average balance of loans serviced for others. Generally lower market interest rates during the latter part of 1995 and particularly the first half of 1996 created a more favorable consumer environment for new loans and the refinancing of existing loans. Origination growth was also aided by AHF's geographic expansion into new markets and the introduction of new products and product enhancements.

Residential Mortgage Loan Originations
(Bar chart in non-EDGAR version)

(billions)                                 1994   1995   1996
                                         ----------------------
Residential mortgage loan origination      $1.8   $1.0   $1.5

Higher loan originations in 1996 resulted from favorable interest rates and business expansion.

   AHF expanded its loan origination capabilities in 1996 by taking over six loan offices formerly operated by another entity in the states of Alabama, Kansas, Missouri, North Carolina and Texas and opening 19 loan offices in Connecticut, Indiana, Louisiana, Mississippi, New Jersey, New York, North Carolina and Ohio. Current year activity has expanded the scope of AHF's loan origination operations to encompass 61 offices in 17 states, compared to 41 offices in 10 states at the end of 1995. AHF continually reviews the productivity of its existing loan offices and during 1996, several underperforming offices were closed. New products included expanded offerings to low and moderate income home buyers and a program providing loans to first-time home buyers through state housing finance agencies in several states.

Mortgage Servicing Portfolio at Year End
(Bar chart in non-EDGAR version)

(billions)                                      1993 1994 1995 1996
                                               ---------------------
Mortgage servicing portfolio at year end        $3.7 $5.5 $8.0 $9.0

RCSB has added to its servicing portfolio through loan originations and purchases of servicing.

   The 34.3% increase in loan servicing revenues during 1996 was a direct result of growth in the average balances of loans serviced by AHF. In addition, such revenues included a $2.1 million gain produced by an August 1996 sale of servicing on $1.5 billion of residential mortgage loans. As changes in interest rates occur, AHF monitors the level and composition of its servicing portfolio in order to maximize its contribution to profitability. Higher loan balances produced correspondingly higher levels of servicing asset amortization in 1996.

   In early 1996 and again in the latter part of the year, AHF purchased call options on U.S. Treasury securities to hedge a possible decrease in servicing asset value in the event interest rates fell and loan prepayment rates accelerated. Since interest rates have generally been higher since early 1996 when the first group of options was acquired, the hedged exposure has not materialized and the options have not gained value. Accordingly, the $3.1 million purchase price is being amortized as expense over the 12 month terms of the options, which expire through February 1997. The options acquired in late 1996, at a cost of $0.8 million, expire in November 1997.

   Residential mortgage originations at AHF declined 37.3% in 1995 from the prior year. Rising and then generally higher market interest rates during 1994 and much of 1995 reduced consumer demand for new loans and the refinancing of existing loans. Partially offsetting the reduction in income from originating loans was a 29.6% increase in AHF's loan servicing revenues.

   Expenses associated with the amortization of mortgage loan servicing assets totaled $9.5 million in 1995 compared to $20.7 million in 1994. A significant reduction in prepayments on serviced loans, attributable to higher market interest rates during 1995 and lower average rates on loans serviced, resulted in lower amortization expense in 1995 as compared with the prior year. In addition, 1994 amortization included a $7.0 million writedown in the carrying value of AHF's servicing assets.


RETAIL BANKING NONINTEREST INCOME

   Earnings in this category are generated by Rochester Community Savings Bank from fees and service charges collected for various deposit-related activities, as well as revenues from the bank's securities brokerage and insurance sales units. Prior to the sale of Shadow Lawn Savings Bank in 1994, fee, service charge and commission revenues generated by Shadow Lawn were also included in this category. The following table shows the components of retail banking noninterest income for the three most recent years.


                       Retail Banking Noninterest Income


--------------------------------------------------------------------------
Year Ended November 30,                      1996       1995       1994
--------------------------------------------------------------------------
(millions)

Deposit-related fees and service charges    $ 6.4      $ 5.9      $ 8.0
Insurance agency commissions                  1.0        1.8        2.7
Securities brokerage commissions              2.3        2.0        4.3
                                            -----      -----      -----
          Total                             $ 9.7      $ 9.7      $15.0
                                            =====      =====      =====

   Deposit-related fees and service charges grew by $0.5 million in 1996 due to a 4% increase in the number of deposit accounts attributable to the opening of two new branches in the Buffalo area during 1996 and five in 1995. Additional branch offices are planned for the western New York area in 1997. Securities commissions earned during 1996 increased as a result of heightened consumer interest in variable annuity products, while insurance agency commissions were negatively affected by reduced demand for fixed annuities. The decrease in retail banking noninterest income in 1995 resulted from reduced sales of annuity products and the sale of Shadow Lawn which, in 1994, earned deposit-related fees totaling $2.3 million and commissions of $1.3 million.

Deposits at Year End
(Stacked area graph in non-EDGAR version)

(billions)                                     1993 *    1994     1995     1996
                                               ---------------------------------
Nationally marketed term accounts              $0.000   $0.000   $0.023   $0.141
Buffalo                                        $0.415   $0.537   $0.629   $0.697
Rochester                                      $1.551   $1.540   $1.571   $1.531

* Excludes deposits of subsidiary sold in 1994

   In September 1996, RCSB reorganized its securities brokerage and insurance sales activities. As part of the reorganization, the bank contracted with an independent third party to provide securities services and products through RCSB's retail banking offices. Previously, a subsidiary of the bank had offered full service securities brokerage services. RCSB has also contracted with an independent third party to provide marketing and sales support services in connection with a bank subsidiary's insurance sales activities. The new structure is intended to facilitate continuing sales of annuity, mutual fund and insurance products. While the reorganization did not have a material effect on operating results, commencing in the fourth quarter of 1996 the bank began recording expense reimbursements rather than commission revenues for certain securities and insurance sales activities.


AUTOMOBILE LOAN BANKING NONINTEREST INCOME

   RCSB's automobile lending activities are conducted through its subsidiary, American Credit Services, Inc. (ACSI). Automobile loan banking noninterest income represents revenues generated from pools of sold auto loans serviced by ACSI for others, net of amortization of capitalized excess loan servicing fees. No such loans have been sold since mid-1992 and there were no remaining loans being serviced for others at November 30, 1996. The Company's automobile lending business in recent years has focused mainly on originating and servicing loans for RCSB's auto loan portfolio, which totaled $994.8 million at November 30, 1996, compared to $807.6 million at November 30, 1995. Noninterest revenues from the sold loan pools included $3.0 million in 1996 and $1.1 million in 1995 generated from reductions in allowances carried to cover estimated losses under recourse obligations. There were no similar allowance reductions in 1994. Earnings from RCSB's portfolio of owned automobile loans are included in interest income, and allowances for credit losses on the owned portfolio are established through charges to the provision for loan losses.

Automobile Loans at Year End
(Bar chart in non-EDGAR version)

(millions)                                1993      1994    1995     1996
                                         ----------------------------------
Automobile loans at year end             $ 560.1  $ 748.7  $ 807.6  $ 994.8

A 55.9% increase in loan originations during 1996 produced substantial growth in RCSB's auto loan portfolio.

   The following tables present the components of automobile loan banking noninterest income, as well as loan balances and originations for the three most recent years.


                  Automobile Loan Banking Noninterest Income


--------------------------------------------------------------------------------
Year Ended November 30,                    1996            1995            1994
--------------------------------------------------------------------------------
(millions)

Automobile loan servicing fees            $ 3.5           $ 4.2           $ 9.3
Amortization of capitalized excess
 loan servicing assets                     (0.1)           (1.9)           (7.1)
Other                                       0.3             0.1             0.2
                                          -----           -----           -----
 Total                                    $ 3.7           $ 2.4           $ 2.4
                                          =====           =====           =====



                   Auto Loans Owned, Originated and Serviced


--------------------------------------------------------------------------------
At or For The Year Ended November 30,        1996          1995       1994
--------------------------------------------------------------------------------
(millions)

Automobile loans and leases:
Owned                                     $ 994.8         $ 807.6    $ 748.7
Originated during the year                  609.6           391.1      466.1
Serviced for others                             -            19.2       84.3

Number of new automobiles sold
in the United States*                        15.1            14.8       15.1

*  Source:  AUTOMOTIVE NEWS for the years ended December 31.

   ACSI originates fixed and variable-rate automobile loans and leases through dealer networks in New York State and Florida and in 1996, also in Connecticut, New Jersey and Pennsylvania. A regional office was opened in Maryland in early 1997 to assist the company in servicing the mid-Atlantic states. ACSI does not originate loans in New York City. Based on the credit profiles of borrowers and the interest rates charged, ACSI considers its lending business to be in the "prime" segment rather than the "non-prime" or "sub-prime" segments of the auto lending market, as those terms are generally defined. While spreads above the cost of funds are somewhat lower for lenders in the prime segment, credit losses are also expected to be lower.

   The 55.9% increase in auto loan originations in 1996 resulted from growth in existing markets and geographic expansion. On an industry-wide basis, new car sales increased approximately 2.0% in 1996 as compared to the prior year.


NET SECURITIES SALE GAINS

   All of the gains from selling securities in 1994 through 1996 were generated from the available-for-sale portfolio in response to interest rate-related market opportunities. Virtually all sales were of mortgage-backed securities except in 1996, when a gain of $0.7 million resulted from the sale of preferred stock. The sales involved $97.1 million of securities in 1996, $184.1 million in 1995 and $281.1 million in 1994.


GAIN ON SALE OF SUBSIDIARY

   The 1994 gain on sale of subsidiary resulted from the August 1994 sale of Shadow Lawn Savings Bank for $78.4 million in cash.


OPERATING EXPENSES

   The Company's operating efficiency ratio improved to 62.5% in 1996 from 65.4% in 1995 and 71.3% in 1994, excluding the effect of securities sale gains, amortization of intangibles, the Shadow Lawn sale gain and other real estate expenses in all three years. The ratio is a measure of a financial services entity's cost effectiveness derived by dividing expenses by revenues, excluding certain items in both cases as mentioned.


Expenses as Percent of Revenues (Efficiency Ratios*)
(Plot point graph in non-EDGAR version)

                                                    1994   1995   1996
                                                 ---------------------
Total Company                                     71.34% 65.36% 62.48%

* Represents relationship of operating expenses to total revenues, excluding amortization of intangibles, other real estate expenses, securities gains and gain on sale of subsidiary.


   While improvement has been achieved during the past two years, in evaluating RCSB's operating efficiency ratio it is necessary to consider the large size of the Company's mortgage banking business in relation to its total operations. Since mortgage loans originated by AHF are generally sold within 60 to 90 days, that subsidiary's expenses vary significantly based on changes in origination volumes. Expense-to-revenue relationships are generally higher in mortgage banking than in many other thrift and banking businesses. A national survey by the Mortgage Bankers Association of America, for instance, shows that in 1995 and 1994, expenses represented 89% and 93%, respectively, of the average residential mortgage banker's revenues. The following table lists the various components of RCSB's operating expenses for the three most recent years.


                              Operating Expenses

-------------------------------------------------------------------------------
Year Ended November 30,                          1996        1995        1994
-------------------------------------------------------------------------------
(millions)

Salaries and benefits                           $ 60.6      $ 53.2      $ 62.0
Occupancy                                         19.0        18.3        17.9
Commissions                                       11.6         8.5        12.7
Professional fees                                  7.5         7.4         8.7
Marketing                                          3.8         3.1         3.8
Telephone and communications                       3.5         2.6         2.9
Postage and delivery                               2.7         2.3         2.5
Office supplies and printing                       2.2         1.8         2.0
Amortization of goodwill and
    core deposit premium                           2.0         2.2         2.7
Other real estate, net                             1.1        (0.4)        5.6
Deposit insurance premiums                         0.7         3.0         6.7
Provision for allowance for losses (recovery)
    on investment in and assets held by a
    liquidating trust company                     (1.4)        4.5          -
All other expenses                                10.1         7.6        12.9
                                                -------     -------     -------
    Total                                       $123.4      $114.1      $140.4
                                                =======     =======     =======


   The operating expense increase in 1996 was primarily attributable to higher variable expenses associated with loan origination and servicing volumes at AHF and ACSI and expenses resulting from recently opened retail banking and mortgage lending offices. These costs were partially offset by reduced deposit insurance premiums and recoveries in 1996 relating to a liquidating trust company in which RCSB formerly held an interest. Corporate-wide benchmarking efforts relating to operations have resulted in reorganizations and other actions in recent years which have also favorably affected the Company's operating expense levels. In 1995, operating expenses declined $26.3 million from prior year levels, primarily due to the 1994 sale of Shadow Lawn and lower mortgage loan origination costs. Expenses directly attributable to Shadow Lawn totaled $15.5 million in 1994.

   Salaries and benefits expenses rose by $7.4 million or 13.8% in 1996, following a decline of $8.8 million in 1995. The 1996 increase was largely due to higher staffing levels at AHF and ACSI to support the expansion of loan origination and servicing activities. The number of full-time equivalent employees at November 30, 1996 was 13% greater than at the end of the prior year. The remainder of the increase in 1996 was due to the effect of normal compensation increases based on merit, offset in part by the Company's cost reduction initiatives. Shadow Lawn accounted for $6.0 million of salaries and benefits costs in 1994. Commissions expense also increased during 1996, after a decline in 1995, as a result of higher levels of mortgage originations.

   Occupancy expense increased $0.7 million in 1996 after rising $0.4 million in 1995, due to several factors, including (a) the cost of opening two new retail banking branches in the Buffalo area in 1996 and five in 1995, (b) expenses associated with establishing 25 additional AHF loan offices during 1996 and (c) costs related to various information technology enhancement projects such as the continuing automation of retail banking operations and a new mortgage origination system at AHF. RCSB's capital expenditures in 1996 and 1995 totaled $15.8 million and $13.5 million, respectively. A $1.8 million write down in the carrying value of one of RCSB's older retail and operating facilities increased occupancy expense in 1995, while the sale of Shadow Lawn produced expense savings.

   Deposit insurance premiums of $0.7 million in 1996 were down significantly from $3.0 million in 1995 and $6.7 million in 1994, as the result of a decrease in premium rates for the Federal Deposit Insurance Corporation's (FDIC) Bank Insurance Fund (BIF), the insurer for most of the Bank's deposits. Effective in June 1995, the FDIC lowered deposit insurance premium rates for BIF institutions to a range of .04% to .31% of total deposits from .23% to .31% previously, and in January 1996, further reduced premiums for such institutions to a range of zero to .27%. Partially offsetting the 1996 effect of the lower premiums was a one-time assessment to recapitalize the FDIC's Savings Association Insurance Fund (SAIF). Approximately $89 million of the Bank's deposits insured through SAIF were subject to the assessment which totaled $0.4 million. Under federal legislation enacted in 1996, BIF and SAIF deposits will be assessed .0130% and
 .0648%, respectively, to finance annual interest costs on government bonds issued to assist in recapitalizing certain thrift institutions in prior years. The assessments will begin on January 1, 1997 and are expected to continue at that level through December 1999.

   Other real estate expense represents costs and revenues relating to the Company's foreclosed residential and commercial real estate and in 1994, included costs and revenues of RCSB's joint venture investments and real estate held for development. Expenses in 1996 were incurred primarily to maintain foreclosed residential properties prior to sale. Net revenues from other real estate in 1995 resulted from declining levels of nonperforming commercial real estate assets, which produced a corresponding reduction in the related valuation allowance. Expenses in 1994 include the carrying costs of Shadow Lawn's other real estate.

   Also affecting operating expenses in 1996 and 1995 were provisions for losses and recoveries on the Bank's investment in and assets held by a liquidating trust company that formerly provided check processing and securities custodial services to the Bank. While a larger volume of RCSB's securities and cash were previously withheld by authorities who are supervising the liquidation, only $0.7 million of such assets were retained by the authorities at November 30, 1996 and the Bank maintained a 100% allowance for potential losses. RCSB's $2.4 million investment in the trust company was written off in 1995.


INCOME TAXES

   RCSB's income tax provisions vary primarily with the level of pretax income or loss and with changes in limitations on the Company's deferred tax assets. Under FASB Statement 109 which was adopted by RCSB in fiscal 1994, deferred tax assets may be included in the Company's statement of condition only to the extent RCSB is able to conclude that it is more likely than not that the assets will be realized. A valuation allowance is maintained for any deferred tax assets for which it is not possible to reach such a conclusion. In general, deferred tax assets represent future tax return savings resulting from financial statement expenses deductible in later periods or tax return income recordable in a subsequent period. In evaluating the realizability of individual items, the Company considers the number of years until realization, estimates of taxable income in future years, carryback provisions within federal and state tax laws and other relevant factors.

   The Company's sizable valuation allowance at the start of fiscal 1994 related mainly to commercial real estate loan and related asset charge-offs recorded in 1993 and to the operating loss in that year. The generation of income in 1994 through 1996 and the ability to more reliably estimate future income has enabled the Company to reduce the allowance through credits to the income tax provision. The reductions have resulted in a substantially lower percentage relationship between RCSB's income tax provisions and pretax income than would otherwise have been the case.

   While the adoption of FASB Statement 109 in 1994 produced no immediate financial statement effect, the pronouncement established standards for evaluating deferred tax assets as described in the preceding paragraphs. Key information relating to the Company's income tax position is presented in the table below.

                     Income Tax Rates / Deferred Tax Asset


--------------------------------------------------------------------------------
November 30,                                      1996        1995         1994
--------------------------------------------------------------------------------
(dollars in millions)

For the year:
    Income tax provision as percent
        of pretax income                         31.0%        25.0%        20.5%
    Normal rate of federal and state
        income taxes for RCSB *                  41.0         41.0         41.0
    Federal statutory rate                       35.0         35.0         35.0

At year-end:
    Deferred tax assets less liabilities       $ 27.4       $ 29.0       $ 27.8
    Valuation allowance                          (4.8)       (10.3)       (18.7)
                                               ------       ------       ------
    Net deferred tax asset                     $ 22.6       $ 18.7       $  9.1
                                               ======       ======       ======

*  Exclusive of required valuation allowance adjustments.

COMMON STOCK REPURCHASES

     Based on analyses of the levels of capital required to accomplish the Company's business objectives, RCSB has embarked upon programs to purchase 5.0 million shares of its common stock since late 1995. The programs covered approximately 27% of the common shares outstanding at inception, including shares subsequently issued to holders of convertible preferred stock. Through November 1996, 3.6 million shares have been repurchased and the Company is continuing to acquire shares under the most recently announced program, subject to pricing and other market considerations.

Effect of Common Stock Repurchases on 1996 Results
(Bar chart in non-EDGAR version)

                                         Net Income     Return on
                                         per Share* Average Equity
                                         -------------------------
Actual (with repurchases)                $ 2.36       11.55%
Pro forma (without repurchases)          $ 2.19       10.53%

* Fully Diluted

RCSB's stock repurchases have favorably affected key financial performance measures.

     In evaluating target capital levels, the Company considers a number of sometimes competing factors. While high levels of capital protect the Company from adverse changes in business conditions, excessive levels artificially reduce returns to shareholders. The level of risk inherent in the Company's businesses, plans for growth and regulatory requirements are specifically taken into account in targeting the appropriate level of equity for RCSB during a given period. Based upon ongoing consideration of all of the factors mentioned, the Company has concluded during the past fifteen months that capital levels should be reduced. Any further plans for adjusting capital levels in the future will likewise be based upon reconsideration of these key factors.

     While maintaining a considerable equity base far in excess of regulatory requirements, RCSB's recent reductions in capital have increased overall returns to the Company's shareholders. The table below highlights certain key results from purchasing 3.5 million shares in programs executed through July 1996. The
1.5 million share program announced in late October 1996 remains in progress as of December 1996, and the effects of that program will not be fully determinable until it is completed.

     Measures of most direct consequence to shareholders include net income per share, return on equity and book value per share. As shown in the table that follows, the favorable annualized effect of the 3.5 million share repurchase on the first two measures is substantial. Achieving improvements in per share earnings and return on equity were two major objectives of the program. The third key measure, book value per share, decreased modestly (3.1%) because, as expected, prices paid for the reacquired shares were somewhat higher than their existing book value. Overall, the Company considers the significant improvement in earnings per share and return on equity to far outweigh the effect on book value per share.

     The ratio of equity to assets remains strong, in the Company's view, at fiscal year end. In addition, the Bank's regulatory leverage capital ratio of 7.57% at December 31, 1996 is significantly higher than the 5.0% level defined by banking regulators as indicative of a well-capitalized institution.

                       Approximate Effect of 3.5 Million
                            Common Share Repurchase



-----------------------------------------------------------------------------------------------------
                                                 Assuming
At or For The Year Ended        As               No Share                1996             Annualized
  November 30, 1996            Reported          Repurchases            Effect             Effect (a)
-------------------------------------------------------------------------------------------------------
(dollars and shares in millions, except per share)

Operating Measures
------------------
  Net income per share (b)      $  2.36            $   2.19          $+   0.17              $+    0.32
  Return on average equity        11.55 %             10.53 %         +   1.02 %             +    1.99 %
  Return on average assets         1.00 %              1.04 %         -   0.04 %             -    0.07 %
  Net income                    $  39.7            $   41.4          $-    1.7              $-     3.0

Period-End Values
-----------------
  Book value per share          $  21.12          $    21.80          -   0.68                     (c)
  Equity as percent of assets       8.07 %             10.23 %        -   2.16 %                   (c)
  Common shares                    15.4                 18.9          -    3.5                     (c)

(a) Various assumptions were required to compute the annualized effect of RCSB's repurchases, including the continuation of interest rates, income tax rates and other operating conditions similar to those experienced by the Company in 1996. Actual results could differ materially from the estimates provided.

(b) Fully diluted.

(c) Not applicable since item is a period-end value.



1996 ACCOUNTING CHANGE

In December 1995, RCSB adopted FASB Statement No. 114 entitled "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. The statement requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, based on the loan's observable market price or the fair value of collateral if the loan is collateral dependent. For purposes of Statement 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all contractual interest and principal payments according to the terms of the loan agreement.

   Most of RCSB's loan portfolios are excluded from the scope of Statement 114 because the pronouncement is generally not applicable to large groups of smaller-balance homogeneous loans such as residential mortgage, automobile and other consumer loans. The pronouncement does apply to RCSB's commercial mortgage loan portfolio, from which impaired loans are identified during reviews of loans that (a) are delinquent, (b) have been classified as substandard or worse by management or banking regulators or (c) are believed by management to involve potential collectibility concerns.

   In most cases, the Company measures impairment based on the fair value of loan collateral minus estimated selling costs. If the measure of an impaired loan is less than the recorded investment in the loan, a valuation allowance is established with a corresponding charge to the provision for loan losses or through an allocation from existing loss allowances.

Charge-offs are recorded when definitive information indicates that collection of the identified impaired amount is doubtful. Cash receipts on impaired loans are added to the allowance for loan losses if a previously recorded charge-off has not been recovered. Cash receipts in excess of prior charge-offs are used to reduce the carrying value of the loan or are recognized as interest income, depending upon management's judgment regarding the likelihood of collecting the recorded loan balance. Implementing the provisions of Statement 114 had no material impact on the Company's consolidated financial statements on the date of adoption. The small-balance homogeneous loan categories excluded from the scope of Statement 114 are evaluated collectively for impairment based on loss estimates for each such portfolio as a whole.


OTHER RECENTLY ISSUED OR PROPOSED ACCOUNTING STANDARDS

   In March 1995, the FASB issued Statement No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires that long-lived assets and certain identifiable intangibles to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In performing the review for recoverability, companies are required to estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Under Statement 121, an impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. The statement also establishes standards for recording an impairment loss for certain assets subject to disposal. Excluded from the scope of the statement are financial instruments, mortgage and other loan servicing assets, deposit intangibles and deferred tax assets. As required, RCSB adopted Statement 121 effective December 1, 1996 with no material impact on the Company's consolidated financial statements on the date of adoption.

   In October 1995, the FASB issued Statement No. 123 entitled "Accounting for Stock-Based Compensation." The statement permits, but does not require, companies to use a fair-value-based method of accounting for stock-based compensation plans including stock options and stock appreciation rights. Under this method, compensation cost is measured as of the date stock awards are granted based on the value of the awards, and expense is generally recognized over the vesting period. If a company elects to continue using the intrinsic-value-based method under Accounting Principles Board (APB) Opinion No. 25, pro forma disclosures of net income and net income per share are required as if the fair-value-based method had been applied. Under the intrinsic method, compensation cost is the excess, if any, of the market price of the stock as of the grant date over the amount employees must pay to acquire the stock or over the price established for determining appreciation. Under RCSB's compensation policies, there is no such excess on the dates of grant. In implementing Statement 123 in fiscal 1997, RCSB has determined that it will continue to account for its stock-based compensation plans under the provisions of APB Opinion 25 and adopt the new pro forma disclosure requirements of Statement 123.


   In June 1996, the FASB issued Statement No. 125 entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides guidance for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement requires the application of a financial-components approach which, following a transfer, results in recognizing in financial statements the assets an entity controls and removing from financial statements assets it no longer controls. A transferor has surrendered control, in general, only if the transferred assets have been legally isolated from the transferor, the transferee obtains the right to pledge or exchange the assets and there is no agreement that entitles or obligates the transferor to repurchase the assets. Liabilities are eliminated from financial statements only when they are extinguished. The new standard applies to all transactions occurring after December 31, 1996, except those involving collateral pledges and securities repurchase agreements for which the rule change is delayed one year. Initial application of the pronouncement is not expected to have a material effect on the consolidated financial position of RCSB.

   In January 1996, the FASB issued an exposure draft of a proposed statement entitled "Reporting Disaggregated Information about a Business Enterprise." The proposal would require publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items, and total assets and liabilities. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. If adopted in its present form, the statement would be effective for RCSB's 1998 fiscal year.

   In June 1996, the FASB issued an exposure draft of a proposed statement entitled "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities." The statement would require entities to recognize the fair value of all derivative financial instruments as either assets or liabilities in the statement of condition. If certain conditions are met, a derivative instrument would be designated as a hedge of either (a) the exposure to changes in the fair value of a recognized asset or liability or a firm commitment, (b) the exposure to variable cash flows associated with a forecasted transaction or
(c) the foreign currency exposure of a net investment in a foreign operation. Gains and losses associated with hedges of fair value would be recognized in earnings as they occur, together with the offsetting loss or gain on the hedged item. Gains or losses from hedges of cash flows initially would be reported as a component of other comprehensive income outside the statement of income and subsequently, would be recognized in earnings on the projected date of the forecasted transaction. For a derivative not designated as a hedge, gains or losses would be recognized in earnings as they occur. If adopted by the FASB as proposed, the statement would be effective for RCSB's 1999 fiscal year, and previously issued financial statements would not be restated.

   Under the procedures followed by the FASB for receiving comments on and reconsidering its proposals, it is possible that final pronouncements, if issued, would differ materially from the exposure drafts. RCSB has not estimated the specific effects the proposed statements would have on its financial statements.

DISCUSSION OF FINANCIAL CONDITION
---------------------------------


INTEREST RATE RISK MANAGEMENT

   The net interest income generated by RCSB's earning asset portfolios is affected by interest rate changes and the degree that interest-bearing liabilities mature or reprice more rapidly, more slowly, or on a different basis than the asset portfolios being funded. Managing the Company's interest-earning asset/interest-bearing liability position is the responsibility of management's Treasury Strategies Committee and the Asset/Liability Committee of the Board of Directors. The committees utilize three primary methods to evaluate the sensitivity of net interest earnings to changes in interest rates: duration, gap and simulation analyses.

   The duration of a financial instrument represents the weighted average time period to repricing or, if fixed rate, to maturity. Time periods are typically weighted by the present value of each payment of principal or interest associated with the financial instrument. While the duration of a zero coupon instrument equals its term to maturity, for amortizing financial instruments duration would always be less than term. In managing the interest sensitivity of its balance sheet, RCSB considers the durations of individual categories of assets and liabilities and also monitors the difference between the average duration of total interest-earning assets and total interest-bearing liabilities. To the extent there is such a difference, it may be quantified as either positive or negative duration of equity. Positive duration of equity indicates that, on average, an institution's assets reprice more slowly than its liabilities and that, in the long run, falling interest rates would tend to increase net interest income while rising rates would cause a decrease. The longer the duration of equity, the more sensitive the Company is to longer-term interest rate changes. Due to consumers' general preference for longer-term fixed rate loans and shorter-term deposits, the natural tendency for many financial institutions and for RCSB is to maintain a positive duration of equity.

Assets
(Pie chart in non-EDGAR version)

                                                        November 30,
                                                           1996
                                                        ------------
Mortgage-backed securities                                  41%
Residential mortgage loans*                                 19%
Automobile loans                                            25%
Commercial mortgage loans                                    1%
Other                                                       14%


* Excluding loans held for sale.


   The one-year interest-sensitivity gap is an indicator of the impact of interest rate changes on near-term net interest earnings. It represents the difference between the volumes of assets and liabilities repricing within the ensuing 12 months, frequently expressed as a percentage of an institution's total assets. A negative gap results when more liabilities than assets are expected to reprice within the next year, and a positive gap reflects an excess of assets repricing in that period. While a negative gap would tend to increase net interest income in a period of falling rates and decrease net interest income when rates are rising, a positive gap would tend to produce the opposite effects. RCSB's one-year gap at the end of fiscal 1996 was negative to the extent of 6.9% of total assets.

Liability Sources
(Pie chart in non-EDGAR version)

                                                        November 30,
                                                           1996
                                                        ------------
Transaction, savings and money market deposits              27%
Term deposits                                               37%
Borrowings                                                  30%
Other liabilities                                            6%


   A third method utilized by the Company to evaluate the degree of interest rate risk inherent in RCSB's portfolios is simulation analysis. Under this procedure, the effect on net interest income of varying, immediate significant increases and decreases in interest rates is estimated. Simulations also take into account assumed shifts in the shape and slope of the yield curve, which produce varying degrees of increase or decrease in interest rates for instruments of differing maturities. Prior to implementing new asset or liability strategies, simulation techniques are normally utilized to estimate their effect on net interest income.

   Once the need for a change in asset/liability strategy is determined, a number of financial instruments are considered for achieving the desired objectives. The Company may simply replace maturing assets and liabilities with instruments of longer or shorter duration, or it may alter the characteristics of selected portfolio segments synthetically through the use of derivative instruments such as interest rate swaps, futures contracts or options.

   Since derivative instruments are used by RCSB only for hedging purposes and not for trading, the income or expense generated from such instruments is recorded in earnings as interest over the term of the item being hedged. Derivatives have assisted RCSB in reducing its duration of equity and one-year gap, while continuing to meet the credit and deposit needs of customers. In 1996 for instance, the Company utilized interest rate swaps to effectively convert short-term borrowings into intermediate-term instruments. Under swaps outstanding at November 30, 1996, RCSB pays a fixed rate of interest and receives variable rate interest, based on notional principal totaling $450.0 million. The swap agreements mature from 1997 to 1999.

   In prior years, RCSB has also utilized U.S. Treasury bill futures contracts to hedge the forecasted renewal or replacement of designated deposits and borrowings. Accumulated gains or losses on the contracts were deferred and amortized as an adjustment of interest expense over terms of the hedged liabilities. Minor amounts of such amortization were recorded in 1995. The objective of hedging with futures in this manner is to offset the effects of possible interest rate changes during a period on the amount of interest ultimately paid on an anticipated liability.

   While the Company has not recently utilized options to hedge interest income or expense, RCSB's asset/liability policies permit the use of exchange traded, interest rate options for hedging purposes. In a manner similar to the procedure utilized for futures, hedging gains and losses from outstanding and closed option contracts would be deferred and amortized over the term of the instrument being hedged.

                         Interest-Rate Sensitivity Gap

                                                         --------------------------------------------------------------
                                                                 Maturity/Repricing Period at November 30, 1996
                                                         --------------------------------------------------------------

                                                                        After One    After Two
                                                              Within   But Within   But Within        After
                                                            One Year    Two Years   Five Years   Five Years       Total
-----------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Interest-earning assets:
  Securities                                               $   439.7     $  277.7     $  661.8    $  313.3    $ 1,692.5
  Mortgage loans                                               847.4         61.2         42.9        17.3        968.8
  Automobile loans and leases                                  473.3        242.2        277.1         2.2        994.8
  Consumer and other loans                                      41.9         24.2         17.8         1.4         85.3
  Other                                                          7.7            -            -           -          7.7
                                                           -------------------------------------------------------------
    Total interest-earning assets                            1,810.0        605.3        999.6       334.2      3,749.1
                                                           -------------------------------------------------------------
Interest-bearing liabilities:
  Checking, NOW and savings deposits                           140.4        282.8        282.8           -        706.0
  Money market deposits                                        275.7            -            -           -        275.7
  Term deposits                                                983.6        206.6        126.2        70.6      1,387.0
  Mortgagors' deposits under escrow
    agreements                                                     -            -            -        66.2         66.2
  FHLB repurchase agreements and
    borrowings                                                 553.0         70.0            -           -        623.0
  Other repurchase agreements and
    borrowings                                                 484.4            -          0.2         0.2        484.8
                                                           -------------------------------------------------------------
    Total interest-bearing liabilities                       2,437.1        559.4        409.2       137.0      3,542.7
  Interest rate swaps                                         (350.0)       225.0        125.0           -            -
                                                           -------------------------------------------------------------
  Total interest-bearing liabilities, net
    of hedging                                               2,087.1        784.4        534.2       137.0      3,542.7
                                                           -------------------------------------------------------------
  Rate sensitivity gap                                     $  (277.1)    $ (179.1)    $  465.4    $  197.2    $   206.4
                                                           =============================================================
Cumulative gap                                             $  (277.1)    $ (456.2)    $    9.2    $  206.4
                                                           =============================================================
Cumulative gap as percent of total assets:
  NOVEMBER 30, 1996                                             (6.9%)      (11.4%)       (0.2%)       5.1%
                                                           =============================================================
  November 30, 1995                                             (3.9%)       (9.6%)        4.7%        6.8%
                                                           =============================================================

(a) Fixed and adjustable rate loans maturing after one year totaled $616.0 million and $70.3 million, respectively.
(b) Loan balances are before deduction of allowances for loan losses.

   In managing the Company's interest rate risk, RCSB selects the appropriate technique and instrument to be utilized after considering the benefits, costs and risks associated with the available alternatives. The table above summarizes the interest sensitivity gaps inherent in the Company's asset and liability portfolios at November 30, 1996 and 1995.

One-Year Interest-Sensitity Gap at Year End (percent of total assets) (Plot point graph in non-EDGAR version)

                                        1993   1994   1995   1996
                                      ----------------------------
One-year interest-sensitity gap        10.8%  -4.7%  -3.9%  -6.9%


   In evaluating the Company's exposure to interest rate risk, certain factors inherent in the method of analysis presented in the table above must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, such instruments may react in different degrees to changes in market interest rates. Further, certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. RCSB considers the anticipated effects of these various factors in implementing its interest rate risk management policies. It should also be noted that the interest rate sensitivity levels shown in the table above could be changed by external factors such as loan prepayments or by factors controllable by RCSB such as asset sales.


   For purposes of the table, the amounts indicated for all fixed-rate assets other than collateralized mortgage obligations (CMOs) represent scheduled amortization, adjusted for the Company's estimate of prepayments. Estimates for CMOs, which are included with securities, were obtained from third party specialists, who take into account the interest rate environment as well as each security's unique structure. Checking, NOW, savings and money market deposits are assigned repricing characteristics based on RCSB's assessment of expected outflows. Since escrow deposit balances are continually replenished, such deposits are assumed to mature when the underlying loans mature. Repurchase agreements containing call provisions are assumed to mature on the call dates.


OTHER HEDGING ACTIVITIES

   Within RCSB's mortgage banking business managed by AHF, asset/liability management techniques include the use of derivative instruments to hedge AHF's portfolio of loans held for sale and outstanding loan commitments expected to be funded.

   Since AHF originates virtually all of its loans for sale in the secondary market, the Company is exposed to changes in the market prices offered for residential mortgage loans between the dates interest rates on its loans are established and the dates the loans are ultimately sold. The main hedging instruments utilized are forward contracts for the sale of mortgage-backed securities, which involve the pooling and securitization of closed loans for delivery to national securities firms at prices specified in the contracts. By entering into forward contracts at the time loan interest rates are established, the Company insulates the loans covered by particular forwards from the effects of subsequent market price fluctuations.

   Hedging loan commitments from the impact of market price fluctuations requires consideration of the fact that potential borrowers are not obligated to complete the loan transactions and many commitments typically expire unused.
Due to the uncertainty surrounding the volume of commitments ultimately resulting in closed loans, AHF utilizes purchased put option contracts to hedge a portion of its loan commitments. The contracts permit, but do not obligate, the Company to deliver a security collateralized by AHF's loans at a specific time and price. While hedging procedures employed by AHF are designed to mitigate the effects of price changes on the Company's outstanding loan commitments and portfolio of closed loans, rapid changes in interest rates increase the uncertainty surrounding the determination of the optimum volume of hedge contracts. AHF continuously monitors interest rate markets and makes adjustments in its hedge position as appropriate. At November 30, 1996, outstanding forward contracts covered $192.4 million of mortgage-backed securities and put option contracts covered $20.0 million.

   AHF also manages a large portfolio of residential mortgage loan servicing rights that contribute significantly to RCSB's mortgage banking revenues. Since the profitability and value of the portfolio depend on the speed at which underlying loans are repaid before maturity, and interest rate movements affect the rate of prepayment, AHF regularly evaluates the benefits and costs of utilizing derivative financial instruments to hedge changes in the value of the portfolio. Gains and losses from such hedges are deferred as adjustments to the carrying value of the servicing rights, which value is reduced, if necessary, to fair value by means of an allowance. At November 30, 1996, purchased call option contracts on ten-year U.S. Treasury securities are carried as hedges of selected segments of the company's mortgage servicing assets. Option contracts covering $137.5 million of Treasury securities expire through February 1997 and contracts covering $33.0 million expire through November 1997.


LOANS RECEIVABLE

   Loans accounted for 54% of RCSB's interest-earning assets at November 30, 1996, compared to 57% at year-end 1995. The largest portfolio segments consisted of residential mortgage loans and automobile loans which represented 45% and 49%, respectively, of total loans in 1996 and 52% and 40%, respectively, in 1995. The remainder of the portfolio primarily includes loans secured by commercial real estate and multi-family dwellings, and various types of consumer loans offered by RCSB's retail banking branches. To reduce interest rate risk, the loan portfolio consists predominately of loan products that mature or reprice within a short or intermediate-term period.

   The following tables set forth the composition of loans by type and the percentage relationship of loans of each type to total loans for the five most recent years.


                           Loans Receivable by Type

-----------------------------------------------------------------------------------------------
November 30,                                     1996      1995      1994      1993      1992
-----------------------------------------------------------------------------------------------
(millions)
Residential mortgage loans:
     Adjustable-rate:
         First mortgages                      $  485.5  $  621.5  $  556.6  $  836.8  $1,020.6
         Home equity loans and advances
            under lines of credit                223.4     227.9     236.8     313.6     273.1
     Fixed-rate                                   54.2      61.5      59.9     126.2     167.1
                                              -------------------------------------------------
           Total residential mortgage loans      763.1     910.9     853.3   1,276.6   1,460.8
                                              -------------------------------------------------

Automobile loans and leases:
     Fixed-rate                                  872.1     637.0     590.8    421.0      198.2
     Adjustable-rate                             122.7     170.6     157.9    139.1       59.5
                                              -------------------------------------------------
           Total automobile loans and leases     994.8     807.6     748.7    560.1      257.7
                                              -------------------------------------------------

Commercial mortgage loans                         55.2      71.2      98.1    196.3      312.5
Residential mortgage loans held for sale         150.5     123.8      92.0    432.1      339.3
Consumer and other loans                          49.9      55.3      63.1     93.6      104.2
Unamortized origination costs, fees,
     discounts and premiums, net                  35.4      28.3      27.6     16.9        1.7
                                              -------------------------------------------------
           Loans receivable                   $2,048.9  $1,997.1  $1,882.8 $2,575.6   $2,476.2
                                              =================================================


                     Loan Types as Percent of Total Loans


-----------------------------------------------------------------------------------------------
November 30,                                     1996      1995      1994      1993      1992
-----------------------------------------------------------------------------------------------
Loan Types:
     Residential mortgage                         44.6%     51.8%     50.2%     66.4%     72.7%
     Automobile                                   48.6      40.4      39.8      21.7      10.4
     Commercial mortgage                           2.7       3.6       5.2       7.6      12.6
     Consumer and other                            4.1       4.2       4.8       4.3       4.3
                                              -------------------------------------------------
             Loans receivable                    100.0%    100.0%    100.0%    100.0%    100.0%
                                              =================================================

   The Company's residential loan portfolio was acquired over a period of years mainly through purchases in the secondary market and to a lesser extent, through RCSB's own originations. Based on the limited yields available in 1996 in relation to the cost of funds, no significant loans were added to the residential mortgage portfolio. Purchases in the secondary market for 1995 totaled $181.1 million. While the Company's subsidiary, AHF, originates large volumes of such loans, they are generally sold through the secondary market and are not retained by RCSB. The Company does retain home equity loans and advances under home equity lines of credit that are originated through its retail banking network.

   The interest rates on adjustable-rate residential mortgage loans held in RCSB's portfolio generally float at a designated spread mainly above the yield of a one year U.S. Treasury security. The loans are typically subject to annual and lifetime caps on increases in the rate of interest and annual limits on decreases in interest rates. By nature, adjustable-rate mortgage loans are subject to additional default risks in a rising rate environment because certain borrowers may be unable to comply with higher monthly payment requirements. At the same time, the marketability of the underlying property may be adversely affected by the higher rate environment.

   Automobile loans and leases are the most significant portion of RCSB's loan portfolio in 1996, growing 23.2% during the year. Due to the favorable characteristics of automobile loan products in relation to the Company's asset/liability management objectives, RCSB's automobile lending subsidiary, ACSI, has expanded its origination capacity and broadened its dealer networks in recent years. In December 1996, ACSI entered the mid-Atlantic portion of the country through a regional office in Maryland.

   While the majority of RCSB's auto loans are fixed rate, the relatively short terms to maturity limit the Company's exposure to interest rate fluctuations. The Company limits credit risk associated with originating and holding automobile loans by focusing primarily on the creditworthiness of borrowers rather than the collateral value of vehicles. Loan applications solicited by auto dealers are underwritten by ACSI personnel prior to approving or declining credit. While net losses during the past three years on RCSB's automobile loan portfolio have averaged only 0.60% of average loans, losses in 1996 increased to 0.76%, consistent with an increasing national trend in losses on consumer debt.

   Commercial mortgage loans outstanding decreased for the sixth consecutive year to $55.2 million at November 30, 1996, from $71.2 million at November 30, 1995. The Company originated no significant commercial loans during the most recent year. The portfolio consists primarily of loans secured by commercial real estate and multi-family dwellings. Commercial mortgage loans entail additional risks as compared with residential mortgage loans because commercial mortgages typically involve large balances to individual borrowers or groups of related borrowers. Nonperforming commercial loans have remained at minimal levels in recent years, amounting to $1.5 million and $1.4 million at November 30, 1996 and 1995, respectively.

   The following tables present the yields earned on RCSB's most significant loan portfolios and the locations of properties underlying the Company's mortgage loan portfolios.

                                  Loan Yields


--------------------------------------------------------------------------------
                                               At Year End          For the Year
                                          1996      1995       1996       1995
--------------------------------------------------------------------------------

Residential mortgage                      8.68%     8.70%      8.85%      8.42%
Automobile                                9.02      8.96       9.22       9.09
Commercial mortgage                      10.82     11.35      10.87      10.82
Consumer and other                       12.82     12.75      12.86      12.94


  (a)  Loans held for sale are excluded.
  (b)  Nonaccrual loans are included at 0% yield.
  (c) Calculations are based on loan balances net of allowances for loan losses.


                       Mortgage Loans by Type and State
                               November 30, 1996


-----------------------------------------------------------------------
                                                              Percent
                           Residential(a) Commercial Total    of Total
-----------------------------------------------------------------------
(dollars in millions)

New York                     $359.4        $39.6    $399.0       48.8%
California                     84.4            -      84.4       10.3
Florida                        53.4          3.7      57.1        7.0
Virginia                       51.0          3.0      54.0        6.6
New Jersey                     42.3            -      42.3        5.2
Pennsylvania                   32.6          0.2      32.8        4.0
Maryland                       25.7          3.7      29.4        3.6
Texas                          18.9            -      18.9        2.3
All other                      95.4          5.0     100.4       12.2
                            -------------------------------------------

     Total                   $763.1        $55.2    $818.3      100.0%
                            ===========================================

(a)  Excludes mortgage loans held for sale totaling $150.5 million.


SECURITIES

   The following tables set forth the carrying values and the related weighted average yields and weighted average lives of RCSB's portfolios of securities held to maturity and available for sale at November 30, 1996 and 1995. Yields on minor amounts of tax-exempt securities have not been adjusted to taxable equivalents.

                          Securities Held to Maturity

----------------------------------------------------------------------------------------------------------------
November 30,                                                            1996                        1995
----------------------------------------------------------------------------------------------------------------
                                                                    Estimated                         Estimated
                                                        Estimated    Weighted              Estimated   Weighted
                                                         Weighted     Average               Weighted    Average
                                               Carrying   Average        Life    Carrying    Average       Life
                                                  Value     Yield     (years)       Value      Yield    (years)
----------------------------------------------------------------------------------------------------------------
(dollars in millions)
Mortgage-backed securities:
     Collateralized mortgage obligations:
         Residential Funding                     $302.6        7.06%      2.6    $  119.3       7.77%       2.9
         Prudential Home Mortgage                 260.0        6.99       4.3       277.4       7.13        4.0
         FNMA                                     187.6        6.23       4.3       204.0       6.26        5.0
         Independent National Mortgage            120.6        7.50       1.9        89.1       7.92        2.0
         Countrywide Mortgage                     118.4        6.82       4.6       141.0       7.11        3.8
         FHLMC                                    114.5        6.42       4.3       114.6       6.33        3.6
         GE Capital Mortgage                       68.0        7.40       3.8        13.5       8.27        3.3
         Saxon Mortgage                            67.5        7.14       4.7        69.9       7.23        4.5
         Citibank                                  60.4        7.29       3.2        62.2       7.44        3.0
         Securitized Asset Sales Corp.             40.9        7.21       1.8        29.3       7.26        2.5
         Structured Mortgage Corp.                 39.3        8.24       4.5           -          -          -
         Paine Webber                              36.4        7.40       2.5        46.0       7.47        2.8
         Other                                     95.1        7.36       4.3        84.1       7.49        3.9
                                               --------        ----      ----    --------       ----       ----
     Total CMOs                                 1,511.3        7.00       3.6     1,250.4       7.10        3.7

     Structured Mortgage Corp.                     60.3        7.75       4.9        71.3       7.65        5.2
     FNMA                                           9.2        6.01       4.2        11.1       6.00        4.8
     FHLMC                                          8.1        7.60      10.3        10.0       7.55       10.8
     Other                                         50.0        7.85      13.7        55.2       8.00       13.1
                                               --------        ----      ----    --------       ----       ----
Total mortgage-backed securities                1,638.9        7.05       4.0     1,398.0       7.16        4.2

Other securities:
     U.S. Government and its agencies'
         obligations                                0.1        6.34       1.4         0.1       6.88        4.8
                                               --------        ----      ----    --------       ----       ----
Total held to maturity                         $1,639.0        7.05%      4.0    $1,398.1       7.16%       4.2
                                               ========        ====      ====    ========       ====       ====
Fair value                                     $1,634.4                          $1,398.7
                                               ========                          ========

(a) Securities held to maturity are carried at amortized cost.
(b) Weighted average lives of mortgage-backed securities take estimated prepayments into account.


                         Securities Available for Sale

------------------------------------------------------------------------------------------------------------------
November 30,                                                  1996                           1995
------------------------------------------------------------------------------------------------------------------
                                                                      Estimated                          Estimated
                                                          Estimated    Weighted               Estimated   Weighted
                                                           Weighted     Average                Weighted    Average
                                               Carrying     Average        Life     Carrying    Average       Life
                                                  Value       Yield     (years)        Value      Yield    (years)
------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Mortgage-backed securities:
     Collateralized mortgage obligations:
          FHLMC                                 $   7.1        5.92%        2.3       $  8.2      5.88%      2.7
          Prudential Home Mortgage                    -           -           -         46.3      7.82       3.1
                                                -------        ----        ----       ------      ----      ----
     Total CMOs                                     7.1        5.92         2.3         54.5      7.52       3.0

     Other                                          9.3        7.50        14.8         27.2      7.71      10.7
                                                -------        ----        ----       ------      ----      ----
Total mortgage-backed securities                   16.4        6.82         9.4         81.7      7.59       5.8
                                                -------        ----        ----       ------      ----      ----

Other securities:
     Corporate obligations                          1.3        5.27         5.0          1.3      5.27       6.1
     Preferred stock                                1.1        0.29           -          1.1      0.36         -
                                                -------        ----        ----       ------      ----      ----
          Total other securities                    2.4        3.00         2.8          2.4      3.11       3.4

                                                -------        ----        ----       ------      ----      ----
Total available for sale                        $  18.8        6.34%        8.6       $ 84.1      7.46%      5.7
                                                =======        ====        ====       ======      ====      ====
Amortized cost                                  $  21.1                               $ 85.3
                                                =======                               ======

(a) Securities available for sale are carried at estimated fair value.
(b) Weighted average lives of mortgage-backed securities take estimated prepayments into account.

   RCSB's securities portfolio consists mainly of mortgage-backed investments, including collateralized mortgage obligations, that are classified as held to maturity. The desirability of mortgage-backed securities for the Company's portfolio depends on their estimated duration and also their yield in relation to the cost of incremental funds. While yields on mortgage-backed securities are generally lower than on loans, carrying costs are also lower. Credit risk on such securities held by the Company is limited by government agency guarantees, insurance or issuer subordination techniques. Of privately-issued mortgage-backed securities held by RCSB, 98% are rated AA or better while the remaining 2% have not been evaluated by one of the major rating agencies.

   Securities held to maturity represented 44.1% of total interest-earning assets at November 30, 1996, compared to 39.9% in 1995. In fiscal 1996, RCSB purchased $480.6 million mainly of privately issued mortgage-backed securities for the held-to-maturity portfolio, compared to $493.8 million in 1995. Private-issue securities are often selected over government agency issues due to their generally higher yields and considering the Company's ability to manage possible incremental credit risk.

   The Company also maintains a portfolio of securities available for sale consisting primarily of mortgage-backed securities. RCSB's objectives for this portfolio include generating additional investment income, enhancing liquidity and providing flexibility with respect to the volume and composition of the Company's earning assets. Available-for-sale securities are carried in the financial statements at fair value, and any unrealized gain or loss considered to be temporary is offset by an equivalent amount carried, net real of taxes, in a separate component of shareholders' equity. RCSB sold $97.1 million of available-for-sale securities in 1996, compared to $184.1 million in 1995.

   Mortgage-backed securities are subject to the risk that mortgages collateralizing the securities may prepay more rapidly or slowly than expected, thereby affecting yields and future cash flows. RCSB attempts to limit this risk by generally holding fixed-rate securities with shorter estimated lives.

   It should also be noted that, under financial accounting standards, sales of securities classified as held to maturity may call into question the Company's intent with respect to the remainder of the portfolio. If such a sale were to occur, which is not expected, RCSB may be required to reclassify the remaining portfolio as available for sale. In November 1995, the Company reclassified $263.2 million of mortgage-backed securities from its held-to-maturity portfolio to available for sale as permitted by the FASB in conjunction with the initial implementation of certain accounting guidance.


DEPOSITS

   Deposits are RCSB's primary source of funding, representing 66.9% of interest bearing liabilities at November 30, 1996, compared to 70.3% at November 30, 1995. Retail deposits grew in several major categories during 1996, with checking and NOW accounts increasing $14.2 million and savings and money market accounts increasing $21.0 million. Term accounts declined $8.2 million during 1996. Contributing to deposit growth were the opening of two new branch offices in the Buffalo, New York area in 1996 and five new offices in 1995. RCSB plans to open additional branches in the western New York market during 1997. The Company also achieved deposit growth during 1996 and 1995 through the introduction of new checking account products and various promotional activities, such as "One Day CD Sales."

   Nationally marketed term accounts on deposit at RCSB increased to 6% of total deposits as of November 30, 1996 compared with less than 1% at November 30, 1995. The Company plans to continue utilizing nationally marketed term accounts, which are offered through major investment banking firms, when such deposits represent the most cost effective source of incremental funds. The national deposits outstanding at November 30, 1996 have a weighted average rate of 5.44% and original terms ranging from 3 to 24 months.

The following table provides an analysis of RCSB's deposits at November 30, 1996, 1995 and 1994.


                                   Deposits

----------------------------------------------------------------------------------------------------
November 30,                            1996                     1995                    1994
----------------------------------------------------------------------------------------------------
                                           Weighted                 Weighted                Weighted
                                            Average                  Average                 Average
                                 Amount        Rate        Amount       Rate        Amount      Rate
----------------------------------------------------------------------------------------------------
(dollars in millions)
Noninterest-bearing checking
 accounts                      $   30.6          -%     $   25.0          -%     $   19.8          -%
NOW accounts                      180.7       1.45         172.1       1.48         160.1       1.48
Savings accounts                  494.7       2.54         503.8       2.53         584.6       2.53
Money market accounts             275.7       3.75         245.6       3.58         330.5       3.52
Term accounts                   1,245.7       5.69       1,253.9       5.96         981.8       5.26
Nationally marketed
 term accounts                    141.3       5.44          22.6       5.37             -          -
                               --------       ----      --------       ----      --------       ----
 Total                         $2,368.7       4.39%     $2,223.0       4.50%     $2,076.8       3.87%
                               ========       ====      ========       ====      ========       ====

BORROWINGS

   In addition to deposits, sources of funding utilized by RCSB include advances from the FHLB and borrowings in the form of collateralized repurchase agreements with the FHLB and large investment banking firms. The exact composition of borrowings at any given time is primarily dependent on market pricing and other terms of potential borrowing arrangements. New borrowings funded a substantial portion of earning asset growth and common stock repurchases during 1996 and 1995.

   RCSB significantly expanded its utilization of borrowings under securities repurchase agreements in 1996 due to the comparatively favorable terms available. Repurchase agreements with the FHLB represented 35% of total borrowings at November 30, 1996, while there were no such borrowings outstanding at November 30, 1995. Repurchase agreements through investment banking firms represented 44% of total borrowings at November 30, 1996 compared to 30% at the end of 1995.

   As a member of the FHLB, the Bank is authorized to apply for borrowings secured by certain of its residential mortgage loans and other assets, provided standards relating to creditworthiness have been met. Borrowings from the FHLB under these arrangements represented 21% of total borrowed funds, at November 30, 1996, compared to 70% in 1995. Included were overnight advances totaling $6.2 million and $3.1 million at November 30, 1996 and 1995, respectively. The following table sets forth additional information regarding RCSB's outstanding borrowings for the years ended November 30, 1996, 1995 and 1994.


                                  Borrowings

--------------------------------------------------------------------------------------------
At or For The Year Ended November 30,                         1996        1995        1994
--------------------------------------------------------------------------------------------
(dollars in millions)
FHLB repurchase agreements:
     Amount outstanding at year end                        $ 390.6     $    -      $    -
     Average outstanding for the year                        333.1          -           -
     Maximum outstanding at any month end                    549.0          -           -
     Weighted average rate for the year                        5.54%        -           -
     Weighted average rate at year end                         5.48         -           -
     Weighted average maturity at year end (years)             0.5          -           -
--------------------------------------------------------------------------------------------
Other FHLB borrowings:
     Amount outstanding at year end                        $ 232.4     $ 674.3     $ 789.9
     Average outstanding for the year                        308.6       655.1       662.0
     Maximum outstanding at any month end                    602.1       786.8       814.2
     Weighted average rate for the year                        6.10%       6.05%       5.05%
     Weighted average rate at year end                         6.19        6.17        5.47
     Weighted average maturity at year end (years)             1.6         0.4         0.8
--------------------------------------------------------------------------------------------
Other repurchase agreements and borrowings:
     Amount outstanding at year end                        $ 484.8     $ 295.1       $47.0
     Average outstanding for the year                        434.1       272.8       136.6
     Maximum outstanding at any month end                    491.1       466.2       276.6
     Weighted average rate for the year                        5.77%       6.19%       4.03%
     Weighted average rate at year end                         5.45        6.12        5.90
     Weighted average maturity at year end (years)             0.4         0.4         0.1

NONPERFORMING ASSETS

   RCSB's nonperforming asset disclosures encompass nonaccrual loans, loans past due 90 days and accruing, troubled debt restructurings and other real estate.
It is the Company's policy to discontinue the accrual of interest and reverse previously accrued interest when a residential real estate or commercial real estate loan becomes 90 days delinquent. Thereafter, interest income is recognized only to the extent interest is received in cash and is not applied as a reduction in carrying value. Automobile and other consumer loans which are not guaranteed by government agencies are charged off after delinquency of 120 or 180 days, depending upon the nature of the loan, or, in the case of automobile loans, upon the sale of repossessed collateral. Interest accruals on automobile loans are discontinued at time of repossession or after 120 days if no repossession is in process.

Percent of Assets Nonperforming at Year End
(Plot point graph in non-EDGAR version)

                          1993   1994   1995   1996
                       ----------------------------
        RCSB             2.33%  0.83%  0.73%  0.76%
        Industry *       2.72%  1.82%  1.51%  1.34%

* Represents data for all publicly-held thrifts. 1996 data as of September 30.

   Other real estate (ORE), consisting of properties acquired through foreclosure of residential and commercial mortgage loans, is carried in the financial statements at the lower of fair value less selling expenses, or cost. ORE properties are managed internally by RCSB staff who may be assisted in particular instances by outside real estate sales and management firms. The time periods to market and sell foreclosed real estate vary and are dependent upon the price range, type and location of the property. The amounts the Company will ultimately recover from other real estate may differ from the net carrying value because of changes in economic conditions beyond RCSB's control, or changes in the Company's strategy for the properties.

   The following table presents summarized information regarding the nature of RCSB's nonperforming assets at the end of the five most recent years.

                          Nonperforming Assets (NPAs)

November 30,                                     1996       1995       1994       1993      1992
--------------------------------------------------------------------------------------------------
(dollars in millions)
                                           NPAs by Category
--------------------------------------------------------------------------------------------------
Nonaccrual loans                                $ 19.6     $ 21.7     $ 21.1     $ 44.7    $ 100.9
Loans past due 90 days and accruing                4.6        2.7        1.9        1.6        1.4
Restructured loans                                   -          -          -        2.4        7.7
                                                --------------------------------------------------
          Total nonperforming loans               24.2       24.4       23.0       48.7      110.0
                                                --------------------------------------------------

Other (foreclosed) real estate                    13.1       10.9       13.7       67.3      192.1
Allowance for losses                              (6.9)      (6.9)      (8.2)     (18.5)     (21.5)
                                                --------------------------------------------------
          Other real estate, net                   6.2        4.0        5.5       48.8      170.6
                                                --------------------------------------------------

          Total nonperforming assets            $ 30.4     $ 28.4     $ 28.5     $ 97.5    $ 280.6
                                                ==================================================
--------------------------------------------------------------------------------------------------
                                          NPAs by Type
--------------------------------------------------------------------------------------------------
Nonperforming loans:
     Residential mortgage                       $ 18.1     $ 20.3     $ 18.4     $ 33.4    $ 40.0
     Automobile                                    4.4        2.5        1.6        0.7       0.4
     Commercial mortgage                           1.5        1.4        2.7       13.9      68.3
     Consumer and other                            0.2        0.2        0.3        0.7       1.3
                                                --------------------------------------------------
          Total nonperforming loans               24.2       24.4       23.0       48.7     110.0
                                                --------------------------------------------------

Other real estate:
     Residential                                   6.6        3.9        6.5       15.8       9.1
     Commercial                                    6.5        7.0        7.2       51.5     182.9
     Allowance for losses                         (6.9)      (6.9)      (8.2)     (18.5)    (21.4)
                                                --------------------------------------------------
          Other real estate, net                   6.2        4.0        5.5       48.8     170.6
                                                --------------------------------------------------

          Total nonperforming assets            $ 30.4     $ 28.4     $ 28.5     $ 97.5    $280.6
                                                ==================================================

--------------------------------------------------------------------------------------------------
                                   NPA and Allowance Percentages
--------------------------------------------------------------------------------------------------
Nonperforming loans as percent
     of total loans                               1.18%       1.23%     1.22%      1.89%     4.44%
Nonperforming assets as percent
     of total assets                              0.76        0.73      0.83       2.33      7.33

Allowance for loan losses as percent of:
     Nonperforming loans                         116.7       106.6     113.9       53.3      34.6
     Nonperforming assets                         92.8        91.7      92.0       26.7      13.6
                                                ==================================================

   RCSB's nonperforming assets related primarily to residential loans in 1996 and, in total, increased by only 0.03% of total assets during the year. Residentially based NPAs made up 80.7% of total NPAs at the end of 1996 while the next largest category, automobile loans, accounted for 14.6%.

   RCSB adopted FASB Statement No. 114, entitled "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, on December 1, 1995. At November 30, 1996, RCSB's recorded investment in loans considered impaired totaled $2.8 million, and no allowance for losses on the identified loans was required under the provisions of Statement 114. During 1996, the average recorded investment in impaired loans totaled $4.2 million, and interest income recognized on impaired loans was $0.1 million, none of which was recognized solely on the basis of cash receipts.


Reserves as a Percent of NPAs and NPLs at Year End
(Bar chart in non-EDGAR version)
                                                    Loan Loss      Loan Loss
                                                Allowance/NPAs Allowance/NPLs
                                                ------------------------------
        RCSB as of 11/30/96                              92.8%         116.7%
        All public thrifts (SNL Thrift
          Datasource as of 9/30/96)                      50.9%          65.6%

NPAs: Nonperforming assets
NPLs: Nonperforming loans

   The Company's allowance for loan losses was 1.38% of loans receivable at November 30, 1996, compared to 1.31% at November 30, 1995. Net charge-offs on loans amounted to $11.5 million in 1996 versus $7.7 million in 1995 and $11.2 million in 1994. During 1996, a 23.2% increase in the automobile loan portfolio and a slowing experienced nationally in the repayment of consumer debt resulted in an increase in automobile loan charge-offs. The following tables summarize, for the last five years, activity in the allowance for loan losses and the allocation of the allowance by major loan categories.

                           Allowance for Loan Losses

------------------------------------------------------------------------------------------
At or For The Year Ended November 30,    1996       1995       1994       1993       1992
------------------------------------------------------------------------------------------
(dollars in millions)
Beginning balance                     $   26.1   $   26.2   $   26.0   $   38.1   $   41.3
Provision for loan losses                 13.6        7.6       16.1       13.0       14.4
Allowance of subsidiary sold                --         --       (4.7)        --         --
Loan charge-offs:
 Residential mortgage                     (2.2)      (2.7)      (4.8)      (4.4)      (2.5)
 Automobile                              (11.0)      (6.6)      (4.7)      (2.4)      (2.2)
 Commercial mortgage                      (2.8)      (3.0)      (4.1)     (19.1)     (14.4)
 Consumer and other                       (1.2)      (1.4)      (1.6)      (3.2)      (2.0)
Loan recoveries:
 Residential mortgage                      0.4        0.9        0.8        0.5        0.7
 Automobile                                3.8        2.3        1.7        1.1        1.0
 Commercial mortgage                       1.0        2.2        1.0        2.2        1.5
 Consumer and other                        0.5        0.6        0.5        0.2        0.3
                                      ----------------------------------------------------
Net charge-offs                          (11.5)      (7.7)     (11.2)     (25.1)     (17.6)
                                      ----------------------------------------------------
Ending balance                        $   28.2   $   26.1   $   26.2   $   26.0   $   38.1
                                      ====================================================
Net charge-offs as a percent
 of average loans:
  Residential mortgage                     0.18%      0.17%      0.30%      0.24%      0.09%
  Automobile                               0.76       0.55       0.44       0.31       0.77
  Commercial mortgage                      2.82       0.92       1.92       6.12       3.59
  Consumer and other                       1.28       1.47       1.40       3.25       1.86
                                      -----------------------------------------------------
 Total                                     0.56%      0.40%      0.50%      1.03%      0.69%
                                      =====================================================


                    Allocation of Allowance for Loan Losses

--------------------------------------------------------------------------------------------------------------------------------
November 30,                   1996              1995                   1994                   1993                 1992
--------------------------------------------------------------------------------------------------------------------------------
                                                                    Allowance for Loan Losses
                        --------------------------------------------------------------------------------------------------------
                                      As                    As                    As                    As                   As
                                 Percent               Percent               Percent               Percent              Percent
                                      of                    of                    of                    of                   of
                                 Related               Related               Related               Related              Related
                        Amount     Loans     Amount      Loans     Amount      Loans     Amount      Loans     Amount     Loans
--------------------    ----------------     -----------------     -----------------     -----------------     ----------------
(dollars in millions)
Residential mortgage    $  4.3      0.48%    $  2.9       0.28%    $  2.3      0.24%    $  2.1       0.12%    $  2.4      0.13%
Automobile                11.3      1.13        8.4       1.04        7.8      1.05        5.8       1.03        4.1      1.59
Commercial mortgage       11.2     20.26       13.0      18.28       13.8     14.10       14.9       0.08       28.5      9.10
Consumer and other         1.4      1.63        1.8       2.14        2.3      2.48        3.2       2.96        3.1      2.95
                        --------------------------------------------------------------------------------------------------------
   Total                $ 28.2      1.38%    $ 26.1       1.31%    $ 26.2      1.39%    $ 26.0       1.01%    $ 38.1      1.54%
                        ======================================================================================================

   In evaluating the adequacy of the allowance for loan losses, consideration is given to the status of particular loans and specific borrower situations, general risk characteristics of the loan portfolio, historical charge-offs and recoveries, the regulatory environment, current appraisals and economic and market conditions. While management uses all currently available information to determine the adequacy of the allowance, additions to the allowance for loan losses in future years may be necessary based on changes in conditions and possible changes in strategies for resolving problem loan situations. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available at the time of their examinations. RCSB's allowance for loan losses, at 116.7% of nonperforming loans and 92.8% of nonperforming assets on November 30, 1996, was in excess of the averages of approximately 66% and 51%, respectively, for all publicly-held thrifts as of September 30, 1996, the most recent date for which such information is available.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

   RCSB utilizes various sources to satisfy its funding requirements for items such as maturities of borrowings, loan commitments, withdrawals of deposits and deposit reserves. Primary sources have consisted of deposits, borrowings, loan repayments and cash flow from ongoing operations. At November 30, 1996, the Bank had available a line of credit from the FHLB of New York equal to 25% of its total assets or 50% of the FHLB of New York's net worth, whichever is less, net of amounts currently outstanding and subject to FHLB capital stock requirements and available eligible collateral.

   Shareholders' equity amounted to 8.07% of total assets at November 30, 1996, compared to 9.71% at November 30, 1995, reflecting RCSB's net income for the year, repurchases of RCSB common stock, the exercise of stock options, dividend declarations and other activity as noted in the statement of changes in shareholders' equity. An earlier section entitled "Common Stock Repurchases" discusses the rationale for and results of actions taken during 1996 to reduce RCSB's equity position.

   In May 1996, the Company announced it would redeem all outstanding convertible preferred stock at the close of business on July 15, 1996 for $26.225 per share plus accrued dividends. Alternatively, preferred shareholders had the option of converting their stock to common shares at any time prior to the redemption at a ratio of 1.5625 shares of common for each preferred share. Due to the excess of the market price for RCSB's common shares over the announced redemption price, 3.0 million preferred shares were converted to common and only 652 shares were redeemed. The Company reissued 3.5 million common shares held as treasury stock and issued 1.2 million new common shares to those who elected to convert preferred stock to common.

   Liquidity requirements of the parent company, RCSB Financial, Inc., result primarily from dividend declarations, the repurchase of stock and general corporate expenses, and are principally met through regular dividends from the Bank. New York State Banking Law and regulations promulgated by the FDIC and other agencies limit the amount of dividends a bank subsidiary may pay without prior regulatory approval. Additional information on factors affecting the payment of dividends is provided in the note to consolidated financial statements entitled "Shareholders' Equity."

RCSB considers its current sources of liquidity sufficient to satisfy foreseeable requirements for funds.

REGULATORY MATTERS
------------------

   As a savings and loan holding company, RCSB Financial, Inc. is regulated by the Office of Thrift Supervision. The Bank is regulated by the FDIC and the New York State Banking Department (NYSBD). Each of the agencies issues regulations and requires the filing of reports describing the activities and financial condition of the entities under its jurisdiction, and examinations are conducted on a recurring basis to test compliance with various regulatory requirements. The NYSBD commenced a regular supervisory examination in November 1996 which has not been completed.

   The FDIC requires banks under its jurisdiction to maintain certain minimum levels of capital defined as leverage and risk-based capital. As shown in the following table, the Bank exceeded the three requirements at December 31, 1996, the most recent FDIC reporting date. The Bank's capital ratios also exceeded FDIC criteria for well-capitalized institutions.

                           Regulatory Capital Ratios

-----------------------------------------------------------------------------------------
                                                                 FDIC Definition for
                                       RCSB Capital Ratios     --------------------------
                                       (Bank Subsidiary)        Adequately      Well
                                       -------------------     Capitalized   Capitalized
December 31,                               1996      1995      Institutions  Institutions
-----------------------------------------------------------------------------------------
Leverage capital (tier 1) as percent
  of three-month average assets            7.57%      9.24%         4.0%          5.0%
As percent of risk-weighted,
  period-end assets:
    Core capital (tier 1)                 11.15       14.08          4.0           6.0
    Total capital (tiers 1 and 2)         12.21       15.09          8.0          10.0

SELECTED QUARTERLY FINANCIAL DATA
---------------------------------

   Selected quarterly financial data for RCSB covering the fiscal years ended November 30, 1996 and 1995 is summarized below.

----------------------------------------------------------------------------------
                                                       Quarter Ended
                                           ---------------------------------------
                                            2/29/96   5/31/96   8/31/96   11/30/96
----------------------------------------------------------------------------------
(millions, except per share amounts)
Interest income                            $ 71.2    $ 74.5    $ 74.5    $ 73.4
Interest expense                             39.5      41.5      41.8      41.4
                                           ---------------------------------------
    Net interest income                      31.7      33.0      32.7      32.0
Provision for loan losses                     2.7       3.5       3.1       4.2
                                           ---------------------------------------
    Net interest income after
        provision for loan losses            29.0      29.5      29.6      27.8
Noninterest income                           13.1      17.0      18.0      17.0
Operating expenses                           27.2      31.9      31.6      32.7
                                           ---------------------------------------
    Income before income taxes               14.9      14.6      16.0      12.1
Income tax provision                          5.2       5.1       5.0       2.5
                                           ---------------------------------------
    Net income                             $  9.7    $  9.5    $ 11.0     $ 9.6
                                           =======================================
Net income per common share:
    Primary                                $ 0.61    $ 0.63    $ 0.80     $0.62
    Fully diluted (b)                        0.53      0.54      0.69      0.62
                                           =======================================

----------------------------------------------------------------------------------
                                                        Quarter Ended
                                           ---------------------------------------
                                            2/28/95   5/31/95   8/31/95   11/30/95
----------------------------------------------------------------------------------
(millions, except per share amounts)
Interest income                            $ 62.4    $ 65.8    $ 72.2    $ 72.3
Interest expense                             32.1      35.9      40.8      40.4
                                           ---------------------------------------
    Net interest income                      30.3      29.9      31.4      31.9
Provision for loan losses                     1.4       1.7       2.1       2.5
                                           ---------------------------------------
    Net interest income after
        provision for loan losses            28.9      28.2      29.3      29.4
Noninterest income                            9.4      10.7      13.9      14.5
Operating expenses                           27.0      26.2      30.4      30.5
                                           ---------------------------------------
    Income before income taxes               11.3      12.7      12.8      13.4
Income tax provision                          3.0       3.4       3.1       3.0
                                           ---------------------------------------
    Net income                             $  8.3    $  9.3    $  9.7    $ 10.4
                                           =======================================
Net income per common share:
    Primary                                $ 0.50    $ 0.57    $ 0.60    $ 0.65
    Fully diluted                            0.44      0.50      0.52      0.56
                                           =======================================

(a) As a result of rounding, the sum of four quarterly amounts may vary from the full year amount.
(b) Due to the significant reduction in fully diluted shares outstanding in the last half of 1996, the sum of the four per share amounts does not equal net income per share for the full year.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED MATTERS
---------------------------------------------------------

   RCSB common stock is traded on The Nasdaq Stock Market and prices are quoted under the symbol "RCSB" in Nasdaq National Market listings. Until it was redeemed on July 15, 1996, RCSB's Series B Preferred Stock traded on The Nasdaq Stock Market under the symbol "RCSBP." The following table summarizes for the five most recent years and eight most recent quarters, market prices for the Company's common stock, dividends declared and fully diluted book value per share. Additional information on factors affecting the payment of dividends is provided in the note to the consolidated financial statements entitled "Shareholders' Equity." The approximate number of common shareholders on January 31, 1997 was 16,000.

                                         Closing Market Prices               Per Common Share
                                  ------------------------------------  ---------------------------
                                                                                         Ending
                                                             Period     Dividends          Book
                                       High         Low         End      Declared         Value (a)
---------------------------------------------------------------------------------------------------
Full Year:    1996                  $30  1/2     $21  9/16    $30  1/16    $0.51        $21.12
              1995                   25  3/8      15   1/4     23   7/8     0.42         20.11
              1994                   20  1/8      14   7/8     16   3/4     0.10         18.62
              1993                   21  1/2       9   1/4     14   7/8        -         16.85
              1992                   10  1/8       5   1/2      9   3/4        -         21.82

---------------------------------------------------------------------------------------------------

Quarter ended:
      NOVEMBER 1996                 $30  1/2     $26   3/8    $30  1/16    $0.15        $21.12
      AUGUST 1996                    27  3/4      23   3/4     26   7/8        - (b)     20.63
      MAY 1996                       24  1/4      22   1/2     23   5/8     0.24 (b)     20.47
      FEBRUARY 1996                  24  1/8      21  9/16     23   1/2     0.12         20.42
      November 1995                  25  3/8      22   1/4     23   7/8     0.12         20.11
      August 1995                    25  1/8      19           24   3/8     0.10         19.62
      May 1995                       21  3/8      16   5/8     20   1/2     0.10         19.21
      February 1995                  19           15   1/4     17   1/2     0.10         18.81

(a)  Represents fully diluted shareholders' equity per share.

(b) To facilitate redemption of RCSB's preferred shares, declaration of the 1996 third quarter common stock dividend was accelerated to May 1996, one month earlier than the Company's usual timing.

                              REPORT OF MANAGEMENT


   The management of RCSB Financial, Inc. is responsible for the preparation and integrity of the consolidated financial statements and related financial information contained in this annual report, including the determination of amounts necessarily based on judgments and estimates. It is the belief of management that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and that the financial information appearing throughout the annual report is consistent with the information contained in the financial statements.

   Management is further responsible for maintaining a system of internal control, designed to provide reasonable assurance that the books and records appropriately reflect the transactions of the Company and that established policies and procedures are followed. Because of inherent limitations in any system, there can be no absolute assurance that errors or irregularities will not occur. Nevertheless, management believes the system of internal control provides reasonable assurance that assets are safeguarded and financial information is objective and reliable.

   The Board of Directors pursues its oversight role relating to the consolidated financial statements through the Audit Committee, which consists solely of outside directors. The Audit Committee meets periodically with the Company's management, internal auditors and independent auditors, KPMG Peat Marwick LLP, to review matters relating to the quality of financial reporting, the internal control system, and the nature, extent and results of audit efforts. The internal and independent auditors have unrestricted access to the Audit Committee, with and without the presence of management, to discuss accounting, auditing, and financial reporting matters. The Audit Committee also recommends the appointment of the Company's independent auditors.


/s/ Leonard S. Simon                    /s/ Paul R. Wuest
Leonard S. Simon                        Paul R. Wuest
Chairman of the Board, President        Senior Vice President and
and Chief Executive Officer             Chief Financial Officer


                         REPORT OF INDEPENDENT AUDITORS


To the Shareholders and the Board of Directors of RCSB Financial, Inc.:

     We have audited the accompanying consolidated statements of condition of RCSB Financial, Inc. and subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended November 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RCSB Financial, Inc. and subsidiaries as of November 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended November 30, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1995, the Company changed its method of accounting to adopt the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights."

/s/ KPMG Peat Marwick LLP

Rochester, New York
December 13, 1996


CONSOLIDATED STATEMENTS OF CONDITION
RCSB FINANCIAL, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------
November 30,                                                                      1996                1995
--------------------------------------------------------------------------------------------------------------
(amounts in millions, except par value per share)
ASSETS
Cash and due from banks                                                        $    56.6        $    78.9
Interest-bearing deposits in banks                                                   7.7             15.9
Securities available for sale, at fair value (cost $21.1 in 1996
 and $85.3 in 1995)                                                                 18.8             84.1
Securities held to maturity, at amortized cost (fair value $1,634.4 in 1996
 and $1,398.7 in 1995)                                                           1,639.0          1,398.1
Loans receivable:
 Residential mortgage                                                              763.1            910.9
 Automobile                                                                        994.8            807.6
 Commercial mortgage                                                                55.2             71.2
 Consumer and other                                                                 85.3             83.6
 Residential mortgage held for sale                                                150.5            123.8
                                                                               ----------       ----------
  Total loans receivable                                                         2,048.9          1,997.1
 Allowance for loan losses                                                         (28.2)           (26.1)
                                                                               ----------       ----------
  Net loans receivable                                                           2,020.7          1,971.0

Premises and equipment                                                              39.6             28.9
Federal Home Loan Bank stock                                                        34.7             38.5
Loan servicing assets                                                              118.4            106.5
Other real estate                                                                    6.2              4.0
Other assets                                                                        72.6            145.5
                                                                               ----------       ----------
  Total assets                                                                 $ 4,014.3        $ 3,871.4
                                                                               ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                                       $ 2,368.7        $ 2,223.0
Federal Home Loan Bank:
 Repurchase agreements                                                             390.6                -
 Other borrowings                                                                  232.4            674.3
Other repurchase agreements and borrowings                                         484.8            295.1
Mortgagors' deposits under escrow agreements                                        66.2             77.1
Other liabilities                                                                  147.7            226.0
                                                                               ----------       ----------
  Total liabilities                                                              3,690.4          3,495.5
                                                                               ----------       ----------

Commitments and contingent liabilities (see notes 23 and 24)
Shareholders' equity:
 Preferred stock, 7% noncumulative, par value $1.00; 50.000 shares
  authorized; 2.989 issued and outstanding in 1995.                                    -              3.0
 Common stock, par value $1.00; 50.000 shares authorized; 15.388
  and 14.067 issued  and outstanding in 1996 and 1995, respectively                 15.4             14.1
 Paid-in capital in excess of par value                                            159.5            241.4
 Surplus fund                                                                       51.1             51.1
 Undivided profits                                                                 106.9             76.7
 Loans to employee stock plan                                                       (3.2)            (4.4)
 Net unrealized holding loss on securities, net of taxes                            (4.2)            (5.0)
 Treasury stock, at cost (.057 and .044 shares in 1996 and 1995,
  respectively)                                                                     (1.6)            (1.0)
                                                                               ----------       ----------
  Total shareholders' equity                                                       323.9            375.9
                                                                               ----------       ----------
  Total liabilities and shareholders' equity                                   $ 4,014.3        $ 3,871.4
                                                                               ==========       ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
RCSB FINANCIAL, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------------------------------
Year Ended November 30,                                   1996               1995              1994
--------------------------------------------------------------------------------------------------------
(millions, except per share amounts)
Interest income:
 Interest and fees on loans                            $   177.0          $   169.9           $   171.3
 Interest on mortgage-backed and other securities          115.9              101.8                85.1
 Other interest income                                       0.7                1.0                 2.4
                                                       ----------         ----------          ----------
  Total interest income                                    293.6              272.7               258.8
                                                       ----------         ----------          ----------

Interest expense:
 Interest on deposits                                      101.9               92.7                92.4
 Interest on Federal Home Loan Bank borrowings              37.3               39.6                33.4
 Interest on other borrowed funds                           25.0               16.9                 5.5
                                                       ----------         ----------          ----------
  Total interest expense                                   164.2              149.2               131.3
                                                       ----------         ----------          ----------

Net interest income                                        129.4              123.5               127.5
 Provision for loan losses                                  13.6                7.6                16.1
                                                       ----------         ----------          ----------
Net interest income after provision for loan losses        115.8              115.9               111.4
                                                       ----------         ----------          ----------

Noninterest income:
 Mortgage banking                                           49.7               35.9                40.2
 Retail banking                                              9.7                9.7                15.0
 Automobile loan banking                                     3.7                2.4                 2.4
 Net securities sale gains                                   1.9                0.4                 3.8
 Gain on sale of subsidiary                                   --                 --                23.3
 Other                                                       0.1                0.1                  --
                                                       ----------         ----------          ----------
  Total noninterest income                                  65.1               48.5                84.7
                                                       ----------         ----------          ----------

Operating expenses:
 Salaries, commissions and benefits                         72.2               61.7                74.7
 Occupancy                                                  19.0               18.3                17.9
 Deposit insurance                                           0.7                3.0                 6.7
 Other real estate                                           1.1               (0.4)                5.6
 Other                                                      30.4               31.5                35.5
                                                       ----------         ----------          ----------
  Total operating expenses                                 123.4              114.1               140.4
                                                       ----------         ----------          ----------

Income before income taxes                                  57.5               50.3                55.7
  Provision for income taxes                                17.8               12.5                11.4
                                                       ----------         ----------          ----------
Net income                                             $    39.7          $    37.8           $    44.3
                                                       ==========         ==========          ==========

Net income per common share (fully diluted)            $    2.36          $    2.02           $    2.39
                                                       ==========         ==========          ==========

Net income applicable to common shares                 $    37.1          $    32.6           $    39.1
                                                       ==========         ==========          ==========

Net income per common share (primary)                  $    2.67          $    2.32           $    2.81
                                                       ==========         ==========          ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
RCSB FINANCIAL, INC. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------
                                                                                                       Net
                                                                                                    Unrealized
                                                             Paid-in                                  Holding
                                                            Capital in                    Loans to     Gain
                                          Preferred Common  Excess of  Surplus Undivided  Employee   (Loss) on
                                            Stock    Stock  Par Value   Fund    Profits  Stock Plan Securities (a)
---------------------------------------------------------------------------------------------------------------------
(millions, except per share amounts)
Balance at November 30, 1993                $  3.0  $ 13.9  $  239.2  $ 51.1   $  12.3   $  (7.2)     $    --

Effect of change in accounting
 for investments in debt and
 equity securities, net of
 taxes of $0.3                                  --      --        --     --         --        --          2.5
Net income for the year                         --      --        --     --       44.3        --           --
Stock options exercised                         --     0.1        1.0    --         --        --           --
Cash dividends declared on
 preferred stock at
 $1.75 per share                                --      --        --     --       (5.2)       --           --
Cash dividends declared on
 common stock at
 $0.10 per share                                --      --        --     --       (1.4)       --           --
Loan repayments from employee
 stock plan                                     --      --        --     --         --       1.4           --
Change in net unrealized holding
 gain (loss) on securities                      --      --        --     --         --        --         (8.0)
---------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1994                   3.0    14.0     240.2   51.1       50.0      (5.8)        (5.5)

Net income for the year                         --      --        --     --       37.8        --           --
Repurchase of RCSB common stock                 --      --        --     --         --        --           --
Stock options exercised                         --     0.1       1.1     --         --        --           --
Cash dividends declared on
 preferred stock at
 $1.75 per share                                --      --        --     --       (5.2)       --           --
Cash dividends declared on
 common stock at
 $0.42 per share                                --      --        --     --       (5.9)       --           --
Loan repayments from employee
 stock plan and tax benefit of
 dividends paid to plan                         --      --        0.1    --         --       1.4           --
Change in net unrealized holding
 loss on securities, net of
 taxes of $0.4                                  --      --        --     --         --        --          0.5
---------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1995                   3.0    14.1     241.4    51.1      76.7      (4.4)        (5.0)

Net income for the year                         --      --        --      --      39.7        --           --
Repurchase of RCSB common stock                 --      --        --      --        --        --           --
Conversion of preferred stock
 to common                                    (3.0)    1.2     (84.0)     --        --        --           --
Stock options exercised                         --     0.1       2.0      --        --        --           --
Cash dividends declared on
 preferred stock at
 $0.875 per share                               --      --        --      --      (2.6)       --           --
Cash dividends declared on
 common stock at
 $0.51 per share                                --      --        --      --      (6.9)       --           --
Loan repayments from employee
 stock plan and tax benefit of
 dividends paid to plan                         --      --       0.1      --        --       1.2           --
Change in net unrealized holding
 loss on securities, net of
 taxes of $0.5                                  --      --        --      --        --        --          0.8
---------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1996                $   --  $ 15.4  $  159.5  $ 51.1   $ 106.9   $  (3.2)     $  (4.2)
=====================================================================================================================



--------------------------------------------------------------------------


                                         Treasury
                                          Stock         Total
--------------------------------------------------------------------------
(millions, except per share amounts)
Balance at November 30, 1993             $    --       $ 312.3

Effect of change in accounting
 for investments in debt and
 equity securities, net of
 taxes of $0.3                                --           2.5
Net income for the year                       --          44.3
Stock options exercised                       --           1.1
Cash dividends declared on
 preferred stock at
 $1.75 per share                              --          (5.2)
Cash dividends declared on
 common stock at
 $0.10 per share                              --          (1.4)
Loan repayments from employee
 stock plan
Change in net unrealized holding              --           1.4
 gain (loss) on securities                    --          (8.0)
--------------------------------------------------------------------------
Balance at November 30, 1994                  --         347.0

Net income for the year                       --          37.8
Repurchase of RCSB common stock             (1.0)         (1.0)
Stock options exercised                       --           1.2
Cash dividends declared on
 preferred stock at
 $1.75 per share                              --          (5.2)
Cash dividends declared on
 common stock at
 $0.42 per share                              --          (5.9)
Loan repayments from employee
 stock plan and tax benefit of
 dividends paid to plan                       --           1.5
Change in net unrealized holding
 loss on securities, net of
 taxes of $0.4                                --           0.5
--------------------------------------------------------------------------
Balance at November 30, 1995                (1.0)        375.9

Net income for the year                       --          39.7
Repurchase of RCSB common stock            (86.4)        (86.4)
Conversion of preferred stock
 to common                                  85.8            --
Stock options exercised                       --           2.1
Cash dividends declared on
 preferred stock at
 $0.875 per share                             --          (2.6)
Cash dividends declared on
 common stock at
 $0.51 per share                              --          (6.9)
Loan repayments from employee
 stock plan and tax benefit of
 dividends paid to plan                       --           1.3
Change in net unrealized holding
 loss on securities, net of
 taxes of $0.5                                --           0.8
---------------------------------------------------------------------------
Balance at November 30, 1996             $  (1.6)      $ 323.9
===========================================================================

(a) Balances at November 30, 1996, 1995 and 1994 include unamortized unrealized losses totaling $2.7 million, $4.2 million and $5.3 million, respectively, on mortgage-backed securities transferred in 1994 from the available-for-sale category to held to maturity.


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
RCSB FINANCIAL, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------------------------------------------
Year Ended November 30,                                                    1996          1995          1994
--------------------------------------------------------------------------------------------------------------------
(millions)
OPERATING ACTIVITIES:
Net income                                                               $   39.7      $   37.8      $   44.3
Adjustments to reconcile net income to net cash
 provided (used) by operating activities:
  Provision for loan losses                                                  13.6           7.6          16.1
  Amortization of loan servicing rights                                      14.3          11.4          27.8
  Gains on sales of loans, securities, loan servicing rights
   and other real estate                                                     (4.1)         (0.3)         (3.7)
  Gain on sale of subsidiary                                                  --            --          (23.3)
  Amortization of intangible assets, hedging gains or losses,
   and securities premiums or discounts                                       4.4          (0.3)          5.5
  Depreciation and other amortization                                         6.1           6.1           4.7
  Provision for foreclosed real estate and other
   problem assets                                                             --           (2.4)          2.7
  Deferred income tax provision (benefit)                                    (3.4)         (9.1)          5.4
  (Increase) decrease in residential mortgage loans held for sale           (26.7)        (31.7)        340.1
  (Increase) decrease in other assets, net                                   72.9         (88.5)         16.8
  Increase (decrease) in accrued expenses                                    (2.5)          5.8           5.3
  Decrease in loans to employee stock plan                                    1.2           1.5           1.4
                                                                        --------------------------------------
   Net cash provided (used) by operating activities                         115.5         (62.1)        443.1
                                                                        --------------------------------------

INVESTING ACTIVITIES:
Decrease in interest-bearing deposits in banks                                8.2           4.5          50.1
Purchases of:
 Securities available for sale                                              (37.9)           --        (133.8)
 Securities held to maturity                                               (480.6)       (493.8)       (781.9)
 Loans                                                                       (0.1)       (181.1)         (1.1)
 Premises and equipment, net                                                (16.8)        (13.4)         (4.4)
 Loan servicing rights, including those originated in 1996 and 1995         (49.9)        (41.1)        (36.9)
Proceeds from sales of:
 Securities available for sale                                               99.0         184.5         284.9
 Loans                                                                         --            --           2.3
 Loan servicing rights                                                       25.8            --            --
 Other real estate                                                            7.4           9.8          31.0
Principal repayments on:
 Securities available for sale                                                4.4           0.1          32.3
 Securities held to maturity                                                241.6         125.9         132.4
Loan originations, net of repayments and other reductions                   (46.1)         83.4         (29.4)
Proceeds from sale of subsidiary, net of cash balances                         --            --          61.4
Payment of deposit acquisition premium                                         --            --          (6.6)
(Increase) decrease in FHLB stock                                             3.8           1.0          (4.0)
                                                                        --------------------------------------
   Net cash used by investing activities                                   (241.2)       (320.2)       (403.7)
                                                                        --------------------------------------

FINANCING ACTIVITIES:
Increase in deposits                                                        145.7         146.2          14.7
Deposits of acquired branch                                                    --            --         102.6
Increase (decrease) in FHLB borrowings and repurchase agreements            (51.3)       (115.5)        229.7
Increase (decrease) in other repurchase agreements and borrowings           189.7         248.1        (272.0)
Increase (decrease) in mortgagors' escrow deposits                          (10.9)          8.3          13.1
Increase (decrease) in other liabilities                                    (74.7)        121.3        (161.6)
Net proceeds from exercise of stock options                                   2.1           1.2           1.1
Repurchase of RCSB common stock                                             (86.4)         (1.0)           --
Dividends paid on preferred stock                                            (3.9)         (5.2)         (5.2)
Dividends paid on common stock                                               (6.9)         (5.9)         (1.4)
                                                                        --------------------------------------
   Net cash provided (used) by financing activities                         103.4         397.5         (79.0)
                                                                        --------------------------------------
   Increase (decrease) in cash and cash equivalents                         (22.3)         15.2         (39.6)
Cash and cash equivalents at beginning of year                               78.9          63.7         103.3
                                                                        --------------------------------------
Cash and cash equivalents at end of year                                 $   56.6      $   78.9      $   63.7
                                                                        ======================================

SUPPLEMENTAL CASH FLOW DISCLOSURES:

 Cash paid during year for:
  Interest                                                               $  162.0      $  147.8      $  129.4
  Income taxes                                                               22.6          18.3           5.7

 Non-cash activities:
  Additions to other real estate through foreclosure                          9.6           7.1           8.3
  Issuance of common shares to converting preferred shareholders:
   From treasury                                                             85.8            --            --
   New shares                                                                17.8            --            --
                                                                        ======================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RCSB FINANCIAL, INC. AND SUBSIDIARIES
November 30, 1996, 1995 and 1994


1. ACCOUNTING POLICIES

   The accounting policies and practices followed by RCSB Financial, Inc. and subsidiaries (the Company or RCSB) conform with generally accepted accounting principles and predominant banking industry practices. Preparation of the consolidated financial statements requires management of the Company to make estimates and assumptions affecting reported amounts. Since actual outcomes may vary from management's estimates, certain reported amounts may subsequently require adjustment. A description of significant accounting policies employed by RCSB follows.

Nature of Operations and Basis of Presentation

   Virtually all of the operations of RCSB Financial, Inc. (the parent company) are conducted through its subsidiary Rochester Community Savings Bank and certain subsidiaries of the bank. The bank and its subsidiaries are collectively referred to herein as the Bank. The consolidated group's principal lines of business are retail banking, mortgage banking and automobile lending. Retail banking is conducted primarily through 35 full service banking offices in western New York, while mortgage origination activities encompass 61 offices located mainly in the eastern third of the United States. Automobile loans are originated through auto dealers located in most areas of New York and Florida and in parts of Connecticut, New Jersey and Pennsylvania.

   RCSB Financial, Inc. is incorporated under Delaware law and was established as a holding company for Rochester Community Savings Bank effective September 1, 1995. Under the reorganization, all outstanding common and preferred shares of the Bank were converted into RCSB common and preferred shares on a one-for-one basis. The reorganization was accounted for by carrying forward the assets, liabilities and shareholders' equity of the Bank in the consolidated financial statements of RCSB.

   All significant intercompany balances and transactions have been eliminated. For consistency among the periods presented, certain amounts in the prior years' financial statements have been reclassified to conform with the 1996 presentation.

Securities

   RCSB classifies its securities, which are mainly mortgage-backed, as either held to maturity or available for sale. Securities held to maturity are stated at the principal amount outstanding, adjusted for unearned discounts and unamortized premiums. RCSB has the ability and positive intent to hold these securities to maturity and, accordingly, adjustments are not made for increases or temporary declines in fair value above or below amortized carrying value. Discounts and premiums, other than those relating to bonds with call provisions, are accreted and amortized, respectively, over the estimated lives of the securities to achieve a level yield. Premiums on bonds which are callable are amortized to the call date.

   Securities available for sale in 1996 and 1995 consist mainly of mortgage-backed securities and corporate bonds which management has determined may not necessarily be held until maturity.

Securities classified as available for sale are carried at fair value with unrealized gains and losses excluded from earnings and reported, net of related income taxes, as a separate component of shareholders' equity until realized. RCSB's investment in Federal Home Loan Bank stock is carried at cost.

Loans Receivable

   Loans held for investment are stated at the principal amount outstanding, adjusted for unearned discounts, unamortized premiums and certain deferred fees and costs. Loans held for sale are carried at the lower of aggregate cost or market value.

   Interest is credited to income to achieve a level yield on outstanding principal balances during the periods particular interest rates are in effect. When a residential or commercial real estate loan becomes 90 days delinquent, the accrual of interest is discontinued and previously accrued interest is reversed. Thereafter, interest income is recognized only to the extent interest is received in cash and is not applied as a reduction in carrying value. Automobile and other consumer loans not guaranteed by government agencies are charged off after delinquency of 120 or 180 days depending upon the nature of the loan, or, in the case of automobile loans, upon the sale of repossessed collateral. Interest accruals on automobile loans are discontinued at time of repossession or after 120 days if no repossession is in process. Discounts and premiums on purchased loans are accreted and amortized, respectively, over the terms of the loans to achieve a level yield. Gains or losses on the sale of loans are determined under the specific identification method.

   On December 1, 1995, RCSB adopted Statement of Financial Accounting Standards No. 114 entitled "Accounting by Creditors for Impairment of a Loan," as amended by Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The statement requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, based on the loan's observable market price or the fair value of collateral if the loan is collateral dependent. For purposes of Statement 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all contractual interest and principal payments according to the terms of the loan agreement.

   Most of RCSB's loan portfolios are excluded from the scope of Statement 114 because the pronouncement is generally not applicable to large groups of smaller-balance homogeneous loans such as residential mortgage, automobile and other consumer loans. The pronouncement does apply to RCSB's commercial mortgage loan portfolio, from which impaired loans are identified during reviews of loans that (a) are delinquent, (b) have been classified as substandard or worse by management or banking regulators or (c) are believed by management to involve potential collectibility concerns.

   In most cases, the Company measures impairment based on the fair value of loan collateral, minus estimated selling costs. If the measure of an impaired loan is less than the recorded investment in it, a valuation allowance is established with a corresponding charge to the provision for loan losses or through an allocation from existing loan loss allowances. Charge-offs are recorded when definitive information indicates that collection of the identified impaired amount is doubtful. Cash receipts on impaired loans are added to the allowance for loan losses if a previously recorded charge-off has not been recovered. Cash receipts in excess of prior charge-offs are used to reduce the carrying value of the loan or are recognized as interest income, depending upon management's judgment regarding the likelihood of collecting the recorded loan balance. Implementing the provisions of Statements 114 and 118 had no material impact on the Company's consolidated financial statements on the date of adoption. The small balance homogeneous loan categories excluded from the scope of Statement 114 are evaluated collectively for impairment based on loss estimates for each such portfolio as a whole.

Loan Origination and Commitment Fees

   Nonrefundable fees and certain direct costs relating to loans originated and purchased for the Company's portfolio are deferred, and the net amount is amortized to income over the lives of the related loans as an adjustment of yield. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to income as appropriate. Amortization of net deferred fees is discontinued for loans placed on nonaccrual status.

Allowance for Loan Losses

   The determination of the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic and market conditions, and specific borrower situations. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments regarding information available at the time of their examinations.

Premises and Equipment

   Land is carried at cost, while buildings and equipment are carried at cost less accumulated depreciation determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are carried at cost less accumulated amortization determined on a straight-line basis. Such amortization is recorded over the terms of applicable leases, including options to extend, or over useful lives of the improvements, whichever is less.

   In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires that long-lived assets and certain identifiable intangibles to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. In performing the review for recoverability, companies are required to estimate the future cash flows expected to result from the use of the asset and its eventual disposition.
Under Statement 121, an impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. The Statement also establishes standards for recording an impairment loss for certain assets subject to disposal. Excluded from the scope of the statement are financial instruments, mortgage and other loan servicing rights, deposit intangibles and deferred tax assets. As required, RCSB adopted Statement 121 effective December 1, 1996 with no material effect on the Company's consolidated financial statements on the date of adoption.

Loan Servicing Assets

   Loan servicing assets represent (a) the cost of purchasing rights to service loans, (b) the allocated cost of servicing rights on loans originated for sale and (c) capitalized excess servicing fees on sold loans being serviced by RCSB. In 1996 and 1995, virtually all such recorded assets relate to residential mortgage loans. Servicing assets are presented in the consolidated statement of condition net of accumulated amortization, which is recorded in proportion to, and over the period of, net servicing income. Capitalized excess servicing fees on loans sold to others represent the present value of estimated future servicing fees in excess of normal amounts. This excess amount is capitalized at the time loans are sold as an adjustment of the sale proceeds and the reported gain or loss.

   In June 1995, RCSB adopted Statement of Financial Accounting Standards No. 122 entitled "Accounting for Mortgage Servicing Rights," effective on the first day of fiscal 1995. The statement requires that the cost of mortgage loans originated or purchased with a definite plan to sell the loans and retain the servicing assets, be allocated between the loans and the servicing assets based on their relative fair values at the time of purchase or origination. Under prior rules, the entire cost of originating mortgage loans was attributed to the loans; when the loans were sold the cost was written off and the value of retained servicing assets was excluded from the statement of condition. Under Statement 122, mortgage servicing assets are capitalized separately and are subsequently amortized as a reduction of future servicing income.

   The statement also requires capitalized servicing assets to be stratified based on predominant risk characteristics of underlying loans for the purpose of evaluating impairment. An allowance is then established in the event the recorded value of an individual stratum exceeds fair value. The adoption of Statement 122 had no material net effect on the Company's 1995 financial statements because revenues under Statement 122 from selling originated loans with servicing assets retained are estimated to approximate revenues under the Company's prior practice of generally selling loans and servicing assets at the same time. Further, the 1995 adoption of new procedures for evaluating impairment did not result in a material change in net carrying value of RCSB's servicing assets.

Other Real Estate

   Other real estate (ORE) includes properties acquired through foreclosure or deed in lieu of foreclosure. The initial cost basis of ORE is the lower of the carrying value of the foreclosed loan or fair value of the property. Subsequently, ORE held for sale is carried at the lower of fair value less estimated selling expenses or cost by means of a valuation allowance. Changes in the valuation allowance are charged or credited to operations in the period in which the changes occur. The amounts the Company will ultimately recover from ORE may differ from the amounts used in arriving at the net carrying value of the properties because of changes in future economic and market conditions beyond RCSB's control or changes in the Company's strategy for the properties. In addition, as a result of future examinations, regulatory agencies may require further writedowns based on their judgments about information available at the time of their examinations.

   Other real estate expense represents costs, net of certain minor revenues, relating primarily to the Company's foreclosed residential and commercial real estate assets and, prior to 1995, also with respect to real estate joint venture investments and real estate held for development.



Goodwill and Core Deposit Premium

   Goodwill is amortized as expense on a straight-line basis over a period of 15 years. Core deposit premium is amortized on an accelerated basis over approximately 10 years, the estimated life of depositor relationships acquired. The amortization periods are monitored to determine if events and circumstances require such periods to be reduced.

Derivative Financial Instruments

   Derivatives are utilized by the Company for hedging purposes and not for trading. Futures and option contracts may be used by RCSB for the purpose of hedging interest-rate fluctuations associated with certain deposits and borrowings and for hedging the prices of certain loans and securities held or available for sale. Gains and losses on contracts used in this manner are deferred and amortized over the holding period of hedged deposits and borrowings or are recorded as adjustments to the carrying value of hedged loans and securities. Amortization of gains and losses on contracts designated as hedges of deposits and borrowings is included with interest expense in the statement of income.

   RCSB's residential mortgage banking subsidiary, American Home Funding, Inc.
(AHF), enters into forward contracts for the sale of mortgage-backed securities for the purpose of hedging its portfolio of closed loans held for sale and its pipeline of loans expected to close. As loans are closed, they are typically pooled and securitized with the resulting security delivered to national securities firms at prices specified in the forward contracts. Gains or losses may arise if the yields of the loans delivered vary from those specified in the forward contracts. Unrealized gains and losses on the contracts are included in cost values used in adjusting the carrying value of loans held for sale to the lower of cost or market value. Realized gains and losses and adjustments to the lower of cost or market value are included in mortgage banking noninterest income in the statement of income.

   AHF also purchases put options for the sale of mortgage-backed securities to hedge a selected portion of its loan commitments for which interest rates have been established. Under the terms of the options, AHF may deliver at a specified time and for an agreed upon price a security collateralized by loans originated by AHF. Amounts paid for the options are included in cost values used in adjusting the carrying value of loans held for sale to the lower of cost or market value. Realized and unrealized gains and losses attributable to the options are classified as mortgage banking noninterest income in the statement of income.

   In early 1996 and again in the latter part of the year, AHF acquired call options for the purchase of U.S. Treasury securities to hedge the value of mortgage loan servicing assets that would be affected negatively by a significant decrease in interest rates. Under RCSB's policy, gains or losses on the hedge instruments adjust the carrying value of the servicing assets, which are, in turn, evaluated for impairment in relation to fair value. Since interest rates have generally been higher since early 1996 when the first group of options was acquired, the hedged exposure has not materialized and the options have not gained value. Accordingly, AHF is amortizing the cost of options acquired early in the year over their twelve-month terms. The amortization is categorized with mortgage banking noninterest income.

   Interest rate swaps are used to hedge interest rate exposure on certain deposits and borrowings which have shorter terms to repricing than the assets being funded. Such hedging results in a closer matching of the interest rate duration of assets and liabilities. Net amounts received or paid under the contracts are recorded during the periods the amounts are earned or incurred as an adjustment of interest expense.

Income Taxes

   Certain income and expense items reported in one period for financial statement purposes are reported in another period for income tax purposes. The tax effects of such items are carried in the financial statements as deferred tax assets or liabilities after they have been recognized for one purpose but before they are recognized for the other. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.

   Deferred tax assets are included in the Company's statement of condition for all temporary differences except as discussed in the next paragraph. A valuation allowance is maintained for any deferred tax asset for which it is not possible to conclude that it is more likely than not that it will be realized. In determining valuation allowance requirements, the Company takes into account, as appropriate, the following possible sources of taxable income that may be available to facilitate realization of its deferred tax assets: future reversals of deferred tax liabilities, future income exclusive of deferred tax reversals, taxable income in prior carryback years and tax planning strategies.

   Under Accounting Principles Board Opinion No. 23, deferred income tax liabilities are not provided for the Company's fiscal 1988 base year real estate-related bad debt reserves for income tax reporting purposes since it is not considered likely that the Company will be subject to such taxes. Furthermore, federal legislation enacted in August 1996 reduced the circumstances under which RCSB would be subject to taxes on the $31.3 million reserve. Those remaining circumstances generally include stock redemptions by the Bank subsidiary and failure to qualify as a banking institution.

Retirement Plan and Postretirement Benefits

   Retirement plan costs are accrued and funded under the terms of the Company's defined contribution pension plan. In addition, RCSB maintains a program that provides postretirement medical and life insurance benefits to retirees meeting age and service requirements. Employees retiring after December 1, 1993 must be at least 55 years of age and have at least 15 years of RCSB service at the time of retirement to be eligible for such benefits. Retirees are required to contribute to the cost of providing coverage in varying degrees depending on the year of retirement.

   In connection with adopting FASB Statement 106 in fiscal 1994, the Company began accruing estimated costs of retiree health care and life insurance benefits over the years employees render the services necessary to earn those benefits. In fiscal 1993 and prior years, RCSB recognized the cost of providing such benefits by recording the annual premiums or claims as expense. The Company elected to recognize the accumulated postretirement benefit obligation existing on the date Statement 106 was adopted (transition obligation) over a period of 20 years.

Stock-Based Compensation

   RCSB maintains compensation plans which provide for grants of stock options, stock appreciation rights and restricted stock to employees and directors. As described in the note entitled Stock-Based Compensation Plans, the Company currently follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plans. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 entitled "Accounting for Stock-Based Compensation," which permits, but does not require, companies to use a fair-value-based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured as of the date stock awards are granted based on the fair value rather than the intrinsic value of the award, and such cost is recognized over the service period, which is usually the vesting period.

   If a company elects to continue using the intrinsic-value-based method under Opinion 25, pro forma disclosures of net income and net income per share are required, as if the fair-value-based method had been applied. Under the intrinsic method presently utilized by RCSB, compensation cost is the excess, if any, of the quoted market price of the stock as of the grant date over the amount employees must pay to acquire it, or over the price established for determining stock appreciation. Under RCSB's compensation policies, there is no such excess on the dates of grant. In adopting Statement 123 in December 1996, the Company is continuing to follow the provisions of Opinion 25 and will adopt the pro forma disclosure requirements of Statement 123.

Transfers and Servicing of Financial Assets

   In June 1996, the FASB issued Statement No. 125 entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides guidance for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement requires the application of a financial-components approach which, following a transfer, results in recognizing in financial statements the assets an entity controls and removing from financial statements assets it no longer controls. A transferor has surrendered control, in general, only if the transferred assets have been legally isolated from the transferor, the transferee obtains the right to pledge or exchange the assets and there is no agreement that entitles or obligates the transferor to repurchase the assets. Liabilities are eliminated from financial statements only when they are extinguished. The new standard applies to all transactions occurring after December 31, 1996, except those involving collateral pledges and securities repurchase agreements for which the rule change is delayed one year. Initial application of the pronouncement is not expected to have a material effect on the consolidated financial position of RCSB.

Mortgage Banking Noninterest Income

   This income statement category includes revenue from originating loans for sale and net revenue from servicing loans for others. Loan origination revenues include fees charged to borrowers, gains or losses on the sale of loans in the secondary market and gains or losses from the sale of loan servicing assets. Loan servicing revenues include monthly fees charged to investors and certain fees such as late charges billed to borrowers. Amortization of loan servicing assets offsets gross servicing fee revenue.

Automobile Loan Banking Noninterest Income

   This income statement category represents servicing fees on sold automobile loans, net of amortization relating to capitalized excess servicing rights. No auto loans were being serviced for others at November 30, 1996.

Net Income Per Common Share

   Primary net income per common share is computed by dividing net income, reduced by preferred stock dividends, by the weighted average number of common shares outstanding during the periods. The weighted number of common shares outstanding during 1996, 1995 and 1994 amounted to 13,920,621, 14,006,693, and
13,893,162, respectively. Dividends declared on preferred stock totaled $2.6 million in 1996 and $5.2 million in both 1995 and 1994.

   Fully diluted net income per common share is computed by dividing net income by the sum of the weighted average number of common shares outstanding and the common shares issuable if all outstanding preferred shares were converted to common at the beginning of the periods. The weighted average number of shares utilized in this computation totaled 16,811,699, 18,678,056 and 18,565,037 for 1996, 1995 and 1994, respectively.

   Had the preferred stock conversions occurring in mid-1996 taken place at the beginning of the year, primary net income per share for 1996 would have been equal to the amount presented as fully diluted. There were no materially dilutive common stock equivalents during any of the three years ended November 30, 1996.


2. ACQUISITION AND DISPOSITION

   On June 3, 1994, RCSB acquired $102.6 million in deposits through the purchase of a Rochester-area branch of the former Columbia Banking Federal Savings Association. A premium of $6.5 million was paid to the Resolution Trust Corporation, the seller, for the deposits.

   On August 5, 1994, RCSB completed the sale of its New Jersey banking subsidiary, Shadow Lawn Savings Bank, SLA (Shadow Lawn) for approximately $78.4 million in cash. A gain of $23.3 million was recorded on the sale.


3. CASH AND INTEREST-BEARING DEPOSITS

   RCSB is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash and noninterest-earning accounts, equal to certain percentages of outstanding transaction deposits (primarily checking and NOW accounts). Balances maintained in order to meet Federal Reserve Board requirements totaled $28.2 million and $30.6 million at November 30, 1996 and 1995, respectively.

   Under servicing arrangements relating to certain residential mortgage loans securitized and sold in previous years, RCSB is required to maintain restricted interest-bearing cash accounts as collateral. In 1995 and prior years, there were also similar arrangements relating to sold automobile loans. Total cash balances restricted for these purposes amounted to $7.5 million and $13.2 million at November 30, 1996 and 1995, respectively.


4. SECURITIES

   A summary follows of securities being held to maturity and securities available for sale at November 30, 1996 and 1995.


                          Securities Held to Maturity

------------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross                  Estimated
                                                              Unrealized    Unrealized     Estimated     Weighted
                                                Carrying         Holding       Holding          Fair      Average
NOVEMBER 30, 1996                                  Value           Gains        Losses         Value        Yield
------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Mortgage-backed securities:
     Collateralized mortgage obligations:
          Privately-issued                     $ 1,209.2      $      5.2    $     (9.9)   $  1,204.5         7.18%
          U.S. Government agencies                 302.1             1.9          (3.1)        300.9         6.30
                                              -----------     -----------   -----------   -----------  -----------
     Total CMOs                                  1,511.3             7.1         (13.0)      1,505.4         7.00
                                              -----------     -----------   -----------   -----------  -----------

     Other mortgage-backed securities:
          Privately-issued                         103.9             1.4          (0.1)        105.2         7.83
          U.S. Government agencies                  23.7             0.3          (0.3)         23.7         6.90
                                              -----------     -----------   -----------   -----------  -----------
Total other MBSs                                   127.6             1.7          (0.4)        128.9         7.65
                                              -----------     -----------   -----------   -----------  -----------

Total mortgage-backed securities                 1,638.9             8.8         (13.4)      1,634.3         7.05

Other securities                                     0.1               -             -           0.1         6.34
                                              -----------     -----------   -----------   -----------  -----------
Total securities held to maturity             $  1,639.0      $      8.8    $    (13.4)   $  1,634.4         7.05%
                                              ===========     ===========   ===========   ===========  ===========




                          Securities Held to Maturity

------------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross                  Estimated
                                                              Unrealized    Unrealized     Estimated     Weighted
                                              Carrying           Holding       Holding          Fair      Average
November 30, 1995                                Value             Gains        Losses         Value        Yield
------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Mortgage-backed securities:
     Collateralized mortgage obligations:
          Privately-issued                     $   931.8      $      5.2    $     (4.2)   $    932.8         7.38%
          U.S. Government agencies                 318.6             2.4          (3.6)        317.4         6.29
                                              -----------     -----------   -----------   -----------  -----------
     Total CMOs                                  1,250.4             7.6          (7.8)      1,250.2         7.10
                                              -----------     -----------   -----------   -----------  -----------

     Other mortgage-backed securities:
          Privately-issued                         118.6             0.9          (0.1)        119.4         7.84
          U.S. Government agencies                  29.0             0.3          (0.3)         29.0         6.88
                                              -----------     -----------   -----------   -----------  -----------
Total other MBSs                                   147.6             1.2          (0.4)        148.4         7.65
                                              -----------     -----------   -----------   -----------  -----------

Total mortgage-backed securities                 1,398.0             8.8          (8.2)      1,398.6         7.16

Other securities                                     0.1               -             -           0.1         6.88
                                              -----------     -----------   -----------   -----------  -----------
Total securities held to maturity             $  1,398.1      $      8.8    $     (8.2)   $  1,398.7         7.16%
                                              ===========     ===========   ===========   ===========  ===========


                         Securities Available for Sale

------------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross                   Estimated
                                                              Unrealized    Unrealized     Estimated      Weighted
                                              Amortized          Holding       Holding          Fair       Average
NOVEMBER 30, 1996                                  Cost            Gains        Losses         Value         Yield
------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Mortgage-backed securities:
     Collateralized mortgage obligations:
          of U.S. Government agencies          $     7.1      $        -    $        -    $      7.1         5.92%
     Other                                          11.5               -          (2.2)          9.3         7.50
                                              -----------     -----------   -----------   -----------  -----------
     Total mortgage-backed securities               18.6               -          (2.2)         16.4         6.82
                                              -----------     -----------   -----------   -----------  -----------

     Other securities:
          Corporate obligations                      1.4               -          (0.1)          1.3         5.27
          Preferred stock                            1.1               -             -           1.1         0.29
                                              -----------     -----------   -----------   -----------  -----------
Total other securities                               2.5               -          (0.1)          2.4         3.00

                                              -----------     -----------   -----------   -----------  -----------
Total securities available for sale           $     21.1      $        -    $     (2.3)   $     18.8         6.34%
                                              ===========     ===========   ===========   ===========  ===========

------------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross                   Estimated
                                                              Unrealized    Unrealized     Estimated      Weighted
                                              Amortized          Holding       Holding          Fair       Average
November 30, 1995                                  Cost            Gains        Losses         Value         Yield
------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Mortgage-backed securities:
     Collateralized mortgage obligations:
          Privately-issued                     $    45.4      $      0.9    $        -    $     46.3         7.82%
          U.S. Government agencies                   8.3               -          (0.1)          8.2         5.88
                                              -----------     -----------   -----------   -----------  -----------
     Total CMOs                                     53.7             0.9          (0.1)         54.5         7.52
     Other                                          29.1             0.4          (2.3)         27.2         7.71
                                              -----------     -----------   -----------   -----------  -----------
Total mortgage-backed securities                    82.8             1.3          (2.4)         81.7         7.59
                                              -----------     -----------   -----------   -----------  -----------

     Other securities:
          Corporate obligations                      1.4               -          (0.1)          1.3         5.27
          Preferred stock                            1.1               -             -           1.1         0.36
                                              -----------     -----------   -----------   -----------  -----------
Total other securities                               2.5               -          (0.1)          2.4         3.11

                                              -----------     -----------   -----------   -----------  -----------
Total securities available for sale           $     85.3      $      1.3    $     (2.5)   $     84.1         7.46%
                                              ===========     ===========   ===========   ===========  ===========


   Unrealized gains and losses on securities available for sale are reported, net of related income taxes, as a separate component of shareholders' equity. CMOs and mortgage-backed securities are generally subject to the risk that mortgages collateralizing the securities may prepay more rapidly or more slowly than expected, thereby affecting the yield of the securities and future cash flows. RCSB attempts to limit this risk by holding CMOs that have shorter estimated lives.

   In November 1995, the FASB issued a special report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Concurrent with the initial adoption of the implementation guide, the FASB allowed companies to reassess the appropriateness of the classifications of all securities among held-to-maturity, available-for-sale and trading categories without calling into question an entity's intent to hold designated securities to maturity. RCSB adopted the implementation guidance in November 1995 and transferred mortgage-backed securities with an amortized cost of $263.2 million from the held-to-maturity portfolio to the available-for-sale category. The net unrealized gain on the securities, amounting to less than $0.1 million, was recorded in the separate component of shareholders' equity at the time of transfer.

   Realized gains and losses on sales of securities are determined under the specific identification method. The following table presents the total proceeds from sales of securities available for sale during 1996, 1995 and 1994 and the aggregate gains and losses on the sales.

-------------------------------------------------------------------------------
Year Ended November 30,                1996             1995            1994
-------------------------------------------------------------------------------
(millions)

Proceeds from sales                  $ 99.0           $ 184.5          $ 284.9
                                     =======          ========         ========

Gains                                $  1.9           $   0.9          $   4.0
Losses                                    -              (0.5)            (0.2)
                                     -------          --------         --------
Net gains from sales                 $  1.9           $   0.4          $   3.8
                                     =======          ========         ========


   There were no sales of securities classified as held to maturity during 1996, 1995 or 1994. The contractual maturities of debt securities held to maturity and available for sale at November 30, 1996 are as follows.


                                                            Contractual Maturities

--------------------------------------------------------------------------------------------------------------------------
November 30, 1996                                     Securities Held to Maturity         Securities Available for Sale
--------------------------------------------------------------------------------------------------------------------------

                                                                         Estimated                               Estimated
                                                                          Weighted                                Weighted
                                                  Carrying   Estimated     Average   Amortized    Estimated        Average
Maturity Period by Type of Security                  Value  Fair Value       Yield        Cost   Fair Value          Yield
--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Privately-issued mortgage-backed securities:
-------------------------------------------

    After 10 years                                $1,313.1   $1,309.7       7.23%     $  11.5       $  9.3          7.50%
                                                  --------   --------      ------     -------       ------          ----

US Government and its agencies' obligations:
-------------------------------------------

    After 1 but within 5 years                         0.4        0.4        6.08           -            -             -
    After 5 but within 10 years                       11.2       10.9        6.12           -            -             -
    After 10 years                                   314.3      313.4        6.35         7.1          7.1          5.92
                                                  --------   --------      ------     -------       ------          ----
        Total                                        325.9      324.7        6.35         7.1          7.1          5.92
                                                  --------   --------      ------     -------       ------          ----

Corporate obligations:
---------------------

    Within 1 year                                        -          -           -         0.2          0.2          6.00
    After 1 but within 5 years                           -          -           -         0.8          0.7          5.11
    After 5 but within 10 years                          -          -           -         0.4          0.4          5.21
                                                  --------   --------      ------     -------       ------          ----

        Total                                            -          -           -         1.4          1.3          5.27
                                                  --------   --------      ------     -------       ------          ----

Total debt securities:
---------------------

    Within 1 year                                        -          -           -         0.2          0.2          6.00
    After 1 but within 5 years                         0.4        0.4        6.08         0.8          0.7          5.11
    After 5 but within 10 years                       11.2       10.9        6.12         0.4          0.4          5.21
    After 10 years                                 1,627.4    1,623.1        7.06        18.6         16.4          6.83
                                                  --------   ---------     ------     -------       ------          ----
        Total                                      1,639.0    1,634.4        7.05        20.0         17.7          6.71


Preferred stock                                          -          -           -         1.1          1.1          0.29
                                                  --------   --------      ------     -------       ------          ----

Total securities                                  $1,639.0   $1,634.4       7.05%     $  21.1       $ 18.8          6.34%
                                                  ========   ========      ======     =======       ======          ====

(a) Although mortgage-backed securities are reported at final maturity, amortization is received regularly, substantially reducing weighted average maturities.
(b) No tax equivalent adjustments have been made for minor amounts of tax exempt securities held by RCSB.


   Securities being held to maturity with a carrying value of $951.7 million (market value, $946.8 million) at November 30, 1996 and $592.3 million (market value, $588.8 million) at November 30, 1995 were pledged as collateral for certain borrowings and in connection with certain mortgage loans sold with partial recourse.



5. LOANS RECEIVABLE

   A summary of loans receivable follows:

-----------------------------------------------------------------------------------------------------------
November 30,                                                          1996                           1995

-----------------------------------------------------------------------------------------------------------
(dollars in millions)
Residential mortgage loans:

  First mortgages                                              $       523.0                $        667.2
  Home equity loans and advances under lines of credit                 240.1                         243.7
                                                               -------------                --------------
    Total residential mortgage loans                                   763.1                         910.9

Automobile loans and leases                                            994.8                         807.6
Commercial mortgage loans                                               55.2                          71.2
Consumer and other loans                                                49.9                          55.3
Residential mortgage loans held for sale                               150.5                         123.8
Unamortized origination costs, fees,
  discounts and premiums, net                                           35.4                          28.3
                                                               -------------                --------------
  Total                                                        $     2,048.9                $      1,997.1
                                                               =============                ==============

Weighted average yield at end of year (a)                               8.75%                         8.80%
                                                               =============                ==============

(a) Balances used in yield calculations are before deduction of loan loss allowances.

   Loans included in the previous table that were not accruing interest totaled $19.6 million and $21.7 million at November 30, 1996 and 1995, respectively. At November 30, 1996 and 1995, there were no commercial or residential mortgage loans with modified payment terms involving material concessions due to borrowers' financial difficulties. If nonaccrual loans had been accruing interest under the terms of the loan agreements, interest income on such loans would have amounted to $1.7 million in 1996 and $1.9 million in 1995. No cash basis interest income was recognized on the loans in 1996, while less than $0.1 million was recognized in 1995. RCSB is not committed to lend additional funds to borrowers whose loans were on nonaccrual status at November 30, 1996.

   Under the provisions of Statement 114, RCSB's recorded investment in loans considered impaired at November 30, 1996 totaled $2.8 million, and no related allowance for losses was required. During 1996, the average recorded investment in impaired loans totaled $4.2 million, and interest income recognized on such loans amounted to $0.1 million, none of which was recognized on a cash basis.

   A listing follows of the states in which properties securing RCSB's mortgage loans are located as of November 30, 1996.


    Residential mortgage loans:  New York    47%  New Jersey     6%
                                 California  11%  Pennsylvania   4%
                                 Florida      7%  Maryland       3%
                                 Virginia     7%  Other         15%

    Commercial mortgage loans:   New York    71%  Georgia        4%
                                 Florida      7%  Ohio           4%
                                 Maryland     7%  Other          2%
                                 Virginia     5%


   The Company originates automobile loans through networks of dealers located in New York State and Florida, and in certain parts of Connecticut, New Jersey and Pennsylvania. Auto loans are not originated in New York City. At November 30, 1996, approximately 67% of the outstanding principal balance of the Company's automobile loan portfolio had been originated through the New York regional office and 33% had been originated in Florida. All underwriting, credit review and collection activities are performed by personnel of American Credit Services, Inc. (ACSI), the Company's automobile finance subsidiary.

   Mortgage loans with a carrying value of $509.9 million at November 30, 1996 and $596.9 million at November 30, 1995 were pledged as collateral in connection with RCSB's borrowings from the Federal Home Loan Bank.



6. ALLOWANCE FOR LOAN LOSSES

   The following table summarizes activity in the allowance for loan losses for the three years ended November 30, 1996.

--------------------------------------------------------------------------------
Year Ended November 30,                         1996       1995        1994
--------------------------------------------------------------------------------
(millions)

Beginning balance                             $ 26.1     $ 26.2      $ 26.0
Provision charged to expense                    13.6        7.6        16.1
Allowance of subsidiary sold                       -          -        (4.7)
Loans charged off:
     Residential mortgage                       (2.2)      (2.7)       (4.8)
     Automobile                                (11.0)      (6.6)       (4.7)
     Commercial mortgage                        (2.8)      (3.0)       (4.1)
     Consumer and other                         (1.2)      (1.4)       (1.6)
Loan recoveries:
     Residential mortgage                        0.4        0.9         0.8
     Automobile                                  3.8        2.3         1.7
     Commercial mortgage                         1.0        2.2         1.0
     Consumer and other                          0.5        0.6         0.5
                                             ---------  ---------   ---------
Ending balance                                $ 28.2     $ 26.1      $ 26.2
                                             =========  ========    =========


7. PREMISES AND EQUIPMENT

   A summary of premises and equipment follows:

--------------------------------------------------------------------------------
November 30,                                                1996         1995
--------------------------------------------------------------------------------
(millions)

Land                                                     $   3.2      $   2.6
Buildings                                                    8.1          6.6
Leasehold improvements                                      14.9         10.3
Computer hardware and software                              29.7         20.3
Furniture, fixtures and equipment                           29.9         30.8
                                                        ---------    ---------
                                                            85.8         70.6
Less: accumulated depreciation and amortization             46.2         41.7
                                                        ---------    ---------
    Total                                               $   39.6      $  28.9
                                                        =========    =========


8. LOAN SERVICING ASSETS

   The following table displays, for the three most recent years, changes in recorded loan servicing assets and the allocation of the assets and underlying loans by type.

------------------------------------------------------------------------------------------
At or For The Year Ended November 30,           1996             1995             1994
------------------------------------------------------------------------------------------
(millions)
Changes in loan servicing assets:
     Beginning balance                      $   106.5        $   76.8         $   67.7
     Originations                               18.7              7.4                -
     Purchases                                  31.2             33.7             36.9
     Sales                                     (23.7)               -                -
     Amortization                              (14.3)           (11.4)           (27.8)
                                            ----------       ----------       ----------
     Ending balance                         $  118.4         $  106.5         $   76.8
                                            ==========       ==========       ==========

Loan servicing assets by type:
     Residential mortgage                   $  118.4         $  106.4         $   75.3
     Automobile                                    -              0.1              1.5
                                            ----------       ----------       ----------
     Total loan servicing assets            $  118.4         $  106.5         $   76.8
                                            ==========       ==========       ==========


Loans serviced for others:
     Residential mortgage                   $9,048.0         $7,958.5         $5,490.8
     Automobile                                    -             19.2             84.3


   The fair value of mortgage loan servicing assets totaled $134.1 million and $112.6 million at November 30, 1996 and 1995, respectively. In determining fair value, the assets are stratified according to characteristics of the underlying loans. Strata utilized by RCSB are based on loan types, categorized mainly by fixed or adjustable interest rates and the presence or absence of government guarantees, and by interest rate levels, categorized as above or below a rate estimated to produce normal prepayment activity. Utilizing loan repayment assumptions based on industry and RCSB experience and expectations, fair values are generally calculated as the present value of expected future cash flows discounted at interest rates currently utilized by buyers and sellers of mortgage loan servicing. Fair values are subject to change over time based on movements in interest rates and prepayment expectations and other market factors.

   While fair value encompasses both unrealized appreciation and depreciation of the individual strata, FASB Statement 122 requires the Company to establish valuation allowances for strata experiencing depreciation without permitting recognition in the financial statements of net appreciation that may exist. Changes in valuation allowances are recognized in earnings. RCSB's valuation allowances for loan servicing rights totaled $0.2 million as of November 30, 1996, while no such allowances were required at November 30, 1995. In 1996, aggregate increases in valuation allowances recognized in mortgage banking noninterest income amounted to $0.2 million, while aggregate decreases were less than $0.1 million.

9. OTHER REAL ESTATE

   A summary of other real estate follows:


-------------------------------------------------------------------------------
November 30,                                          1996              1995
-------------------------------------------------------------------------------
(millions)

Real estate acquired through foreclosure, at cost  $    13.1         $    10.9
Less: allowance for losses                               6.9               6.9
                                                   ----------     -------------
     Total                                         $     6.2         $     4.0
                                                   ==========     =============


   The Company maintains a valuation allowance for other real estate to provide for declines in the fair values of properties subsequent to foreclosure. Changes in the allowance during the three most recent years were as follows:


--------------------------------------------------------------------------------
Year Ended November 30,                      1996           1995          1994
--------------------------------------------------------------------------------
(millions)

Beginning balance                          $   6.9        $   8.2        $ 18.5
Provision charged (credited) to expense          -           (1.3)          1.4
Allowance of subsidiary sold                     -              -          (2.5)
Charge-offs, net of recoveries                   -              -          (9.2)
                                           --------    -----------   -----------
Ending balance                             $   6.9        $   6.9       $   8.2
                                           ========    ===========   ===========


   Proceeds from sales of other real estate during the years ended November 30, 1996, 1995 and 1994 were $7.4 million, $9.8 million and $31.0 million, respectively.


10.  OTHER ASSETS

   A summary of other assets follows:

----------------------------------------------------------------------------
November 30,                                          1996              1995
----------------------------------------------------------------------------
(millions)

Net deferred tax asset                           $    22.6         $    18.7
Accrued interest receivable:
     Loans                                            11.7              10.9
     Securities                                       10.4               9.8
Goodwill and core deposit premium (a)                  8.4              10.5
Due from brokers                                         -              88.5
Other                                                 19.5               7.1
                                                 ----------     -------------
     Total                                       $    72.6          $  145.5
                                                 ==========     =============

(a) Net of accumulated amortization of $13.5 million and $11.4 million at November 30, 1996 and 1995, respectively.


11.  DEPOSITS

   A summary of deposit balances and weighted average interest rates by category at November 30, 1996 and 1995 follows:

----------------------------------------------------------------------------------------------
November 30,                                        1996                          1995
----------------------------------------------------------------------------------------------
                                            Amount          Rate         Amount          Rate
----------------------------------------------------------------------------------------------
(dollars in millions)
Noninterest-bearing checking accounts   $     30.6            -%     $     25.0            -%
NOW accounts                                 180.7          1.45          172.1          1.48
Savings accounts                             494.7          2.54          503.8          2.53
Money market accounts                        275.7          3.75          245.6          3.58
Term accounts                              1,245.7          5.69        1,253.9          5.96
Nationally marketed term accounts            141.3          5.44           22.6          5.37
                                        -----------   -----------   ------------   -----------
    Total                                $ 2,368.7         4.39%      $ 2,223.0         4.50%
                                        ===========   ===========   ============   ===========


   Interest expense on deposits is summarized as follows:


------------------------------------------------------------------------
Year Ended November 30,                    1996      1995        1994
------------------------------------------------------------------------
(millions)

NOW accounts                          $    2.7   $    2.6     $    4.6
Savings accounts                          12.9       13.6         19.2
Money market accounts                      9.4        9.8         10.0
Term accounts                             72.3       66.6         58.6
Nationally marketed term accounts          4.6        0.1            -
                                      ---------  ---------    ---------
    Total                               $101.9    $  92.7      $  92.4
                                      =========  =========    =========

A summary follows of locally and nationally marketed term accounts by rate and year of contractual maturity.

-------------------------------------------------------------------------------------------------------------------------
                                   Weighted                                   Term Deposit Interest Rates
                                    Average           Total   -----------------------------------------------------------
                                   Interest            Term       5.00% and       5.01% to       6.01% to           Over
November 30, 1996                      Rate        Deposits           Under          6.00%          7.00%          7.00%
-------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Term deposits (maturing in):

    1997                              5.44%       $   983.6       $    178.7    $    697.1      $    52.1      $    55.7
    1998                               5.91           206.6              6.3         127.6           62.5           10.2
    1999                               6.54            67.8              2.4          32.0           17.1           16.3
    2000                               6.33            20.0              2.6           6.8            5.3            5.3
    2001                               7.37            38.4              0.1           1.9            7.9           28.5
    Thereafter                         6.14            70.6              1.8          28.0           39.8            1.0
                                   --------------------------------------------------------------------------------------
         Total                        5.67%        $1,387.0       $    191.9     $   893.4      $   184.7      $   117.0
                                   ======================================================================================

   Term accounts of $100,000 or more totaled $121.6 million and $114.7 million at November 30, 1996 and 1995, respectively. Maturities of such accounts as of November 30, 1996 were (in millions): within three months $34.0, three to six months $14.7, six to twelve months $31.8, and after twelve months $41.1.


12.  BORROWINGS

   RCSB borrows funds from the Federal Home Loan Bank of New York (FHLB) and also enters into repurchase agreements with the FHLB and large investment banking firms. The agreements to repurchase assets correspond with sales of the Company's mortgage-backed securities treated as financings for financial statement purposes. The securities subject to repurchase agreements were delivered to the FHLB or brokers arranging the transactions who hold the collateral until maturity of the agreements.

   The first table below presents a summary of borrowings and repurchase agreements by year of scheduled repayment. The second table presents information regarding the carrying and fair values of assets sold under agreements to repurchase, in addition to the amount and interest rates of the related borrowings.

Scheduled Repayments of Borrowings

--------------------------------------------------------------------------------------------------------------------------
                                            Federal Home Loan Bank                Other
                                        ------------------------------       Repurchase                           Weighted
                                                                             Agreements                            Average
                                        Repurchase           Other                  and              Total        Interest
November 30, 1996                       Agreements      Borrowings           Borrowings(a)      Borrowings            Rate
--------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Scheduled maturity:

    1997 overnight line of credit      $       -        $     6.2            $        -         $      6.2         5.88%
    1997 other                             340.6            156.2                 484.4              981.2         5.62
    1999                                    50.0             20.0                     -               70.0         5.45
    2000                                       -                -                   0.1                0.1         9.00
    2001                                       -             50.0                   0.1               50.1         5.73
    After 2001                                 -                -                   0.2                0.2         9.00
                                    --------------------------------------------------------------------------------------
        Total                          $   390.6        $   232.4            $    484.8         $  1,107.8         5.62%
                                    ======================================================================================

(a) Repurchase agreements in this category total $484.3 million.


                                                       Repurchase Agreements
---------------------------------------------------------------------------------------------------------------------------------


                                       FHLB Repurchase Agreements                            Other Repurchase Agreements
                            ---------------------------------------------------   -----------------------------------------------

                                Assets Sold                                          Assets Sold
                            -------------------                                  --------------------
                                                                   Weighted                                           Weighted
                                      Estimated                     Average                 Estimated                  Average
                             Carrying      Fair    Repurchase      Interest      Carrying        Fair   Repurchase    Interest
November 30, 1996              Value      Value     Liability*         Rate         Value       Value    Liability*       Rate
------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Type of mortgage-backed
  security and term of
  borrowing:

    Private issues:

      Up to 30 days           $ 249.9     $ 247.8      $ 238.2            5.40%     $  60.3    $  59.0      $ 56.0         5.43%
      30 to 90 days              26.2        26.9         25.6            5.40            -          -           -            -
      Over 90 days              137.3       136.7        126.8            5.65        183.9      183.2       178.2         5.44
                            ---------------------------------------------------------------------------------------------------
    Total private issues        413.4       411.4        390.6            5.48        244.2      242.2       234.2         5.44
                            ---------------------------------------------------------------------------------------------------

    U.S. Government agencies:

      Up to 30 days                 -           -            -               -        107.4      107.6       102.0         5.37
      30 to 90 days                 -           -            -               -        122.2      121.4       115.0         5.42
      Over 90 days                  -           -            -               -         35.6       34.9        33.1         5.90
                            ---------------------------------------------------------------------------------------------------
    Total U.S. Government
      agencies                      -           -            -               -        265.2      263.9       250.1         5.46
                            ---------------------------------------------------------------------------------------------------
Total                        $  413.4  $    411.4      $ 390.6            5.48%     $ 509.4    $ 506.1     $ 484.3         5.45%
                            ===================================================================================================

* Excludes accrued interest payable of $1.3 million on FHLB repurchase agreements and $1.6 million on other repurchase agreements.

Additional information concerning RCSB's borrowings, by type, for the years ended November 30, 1996, 1995 and 1994 is presented below.

-----------------------------------------------------------------------------------------------------
At or For The Year Ended November 30,                  1996              1995                  1994
-----------------------------------------------------------------------------------------------------
(dollars in millions)
FHLB repurchase agreements:

     Amount outstanding at year end                $    390.6      $         -           $         -
     Average outstanding for the year                   333.1                -                     -
     Maximum outstanding at any month end               549.0                -                     -
     Weighted average rate for the year                  5.54%               -                     -
     Weighted average rate at year end                   5.48                -                     -

-----------------------------------------------------------------------------------------------------

Other FHLB borrowings:

     Amount outstanding at year end                $    232.4       $    674.3            $    789.9
     Average outstanding for the year                   308.6            655.1                 662.0
     Maximum outstanding at any month end               602.1            786.8                 814.2
     Weighted average rate for the year                  6.10%            6.05%                 5.05%
     Weighted average rate at year end                   6.19             6.17                  5.47

-----------------------------------------------------------------------------------------------------

Other repurchase agreements and borrowings:

     Amount outstanding at year end                $    484.8       $    295.1            $     47.0
     Average outstanding for the year                   434.1            272.8                 136.6
     Maximum outstanding at any month end               491.1            466.2                 276.6
     Weighted average rate for the year                  5.77%            6.19%                 4.03%
     Weighted average rate at year end                   5.45             6.12                  5.90

13.  OTHER LIABILITIES

   A summary of other liabilities follows:


----------------------------------------------------------------------------------------------
November 30,                                                1996                         1995
----------------------------------------------------------------------------------------------
(millions)
Amounts due investors on serviced loans                 $    50.8                    $    63.5
Accrued expenses                                             34.6                         37.7
Due to brokers                                               25.5                         83.0
Due to banks                                                 12.5                         17.1
Income taxes payable                                          1.6                          1.0
Other                                                        22.7                         23.7
                                                     -------------                -------------
    Total                                                $  147.7                     $  226.0
                                                     =============                =============

14.  INCOME TAXES

   Total income tax expense is allocated as follows:

--------------------------------------------------------------------------------------------
Year Ended November 30,                          1996                1995             1994
--------------------------------------------------------------------------------------------
(millions)
Allocation of income taxes to:

     Income from operations                      $  17.8           $  12.5           $  11.4
     Paid-in capital for compensation
          deductions in excess of expense
          recognized for financial reporting
          purposes                                  (0.3)             (0.1)                -
     Unrealized holding loss on securities          (0.5)             (0.4)                -
                                                ---------      ------------       -----------
              Total income tax expense           $  17.0           $  12.0           $  11.4
                                                =========      ============       ===========

   The components of income taxes attributable to operations are summarized below.

--------------------------------------------------------------------------------------
Year Ended November 30,                      1996              1995            1994
--------------------------------------------------------------------------------------
(millions)
Federal taxes:

     Current                               $  17.2           $  17.0         $    3.8
     Deferred                                 (2.5)             (8.1)             5.4
                                          ---------       -----------     ------------
                                              14.7               8.9              9.2
                                          ---------       -----------     ------------

State taxes:

     Current                                   4.0               4.6              2.2
     Deferred                                 (0.9)             (1.0)               -
                                          ---------       -----------     ------------
                                               3.1               3.6              2.2
                                          ---------       -----------     ------------

        Provision for income taxes         $  17.8           $  12.5          $  11.4
                                          =========       ===========     ============


   The Company's income tax provision attributable to operations differs, as presented below, from the amount computed by applying the federal statutory rate to income before taxes.

-------------------------------------------------------------------------------
Year Ended November 30,                       1996           1995         1994
-------------------------------------------------------------------------------
(dollars in millions)
Tax at statutory rate of 35% applied
     to income before taxes                  $  20.1       $  17.6      $  19.5
State taxes, net of federal benefit              2.8           2.3          2.2
Amortization of goodwill                         0.3           0.3          0.7
Tax basis difference on subsidiary sold            -             -         (2.1)
Change in valuation allowance for
     deferred tax assets                        (5.5)         (8.3)        (9.4)
Other                                            0.1           0.6          0.5
                                           ----------     ---------   ----------
     Income tax provision                    $  17.8       $  12.5      $  11.4
                                           ==========     =========   ==========

   The deferred tax effects of items producing temporary differences between financial statement income and tax return income through November 30, 1996 and 1995 are presented as assets and liabilities in the table below. The net amount, after deducting a valuation allowance, is included in the statement of condition.

-----------------------------------------------------------------------------
November 30,                                           1996            1995
-----------------------------------------------------------------------------
(millions)

Deferred tax assets relating to:
     Allowances for loan losses, other real
       estate and uncollectible interest            $    15.8       $    14.5
     Loan servicing transactions                          8.9            10.2
     Accrued compensation and benefits                    4.5             3.8
     Net unrealized holding loss on securities
       available for sale                                 0.9             0.4
     Loan origination fees                                1.0             1.4
     Other                                                3.6             5.1
                                                   -----------     -----------
Total deferred tax assets                                34.7            35.4
Less:  valuation allowance                                4.8            10.3
                                                   -----------     -----------
Net deferred tax assets                                  29.9            25.1
                                                   -----------     -----------

Deferred tax liabilities relating to:

     Leasing transactions                                 5.6             6.4
     Subsidiary earnings taxable in following year        1.7               -
                                                   -----------     -----------
Total deferred tax liabilities                            7.3             6.4
                                                   -----------     -----------

Net deferred tax asset                              $    22.6       $    18.7
                                                   ===========     ===========


  The Company's total deferred tax asset is reduced by a valuation allowance to an amount for which realization is considered to be more likely than not. In evaluating the realizability of deferred tax assets, the Company considers the number of years until realization, estimates of taxable income in future years, carryback provisions within the tax laws and other relevant factors. During 1996 and 1995, the Company decreased the valuation allowance relating to deferred tax assets by $5.5 million and $8.3 million, respectively, based on changes in the Company's circumstances and in the factors affecting the likelihood of realization. The net deferred tax asset is categorized with other assets in the consolidated statements of condition.


15.  SHAREHOLDERS' EQUITY

   In July 1996, RCSB completed programs to purchase 3.5 million shares of the Company's common stock from market sources at a cost of $85.8 million. In October 1996, the Board of Directors authorized the purchase of an additional
1.5 million common shares, of which 57,000 shares were purchased at a cost of $1.6 million through November 30, 1996. Subsequently, 150,000 shares were acquired in December 1996 for $5.0 million. Following completion of the repurchase program authorized in October 1996, RCSB expects to continue to exceed all applicable regulatory capital requirements.

   In May 1996, the Company announced it would redeem all outstanding convertible preferred stock at the close of business on July 15, 1996 for $26.225 per share plus accrued dividends. Alternatively, preferred shareholders had the option of converting their stock to common shares at any time prior to the redemption at a ratio of 1.5625 shares of common for each preferred share. Due to the excess of the market price for RCSB's common shares over the pre-established redemption price, 3.0 million preferred shares were converted to common and only 652 shares were redeemed. The Company reissued 3.5 million common shares held in treasury and issued 1.2 million new common shares to those who elected to convert preferred stock to common.

   At the time of RCSB's 1986 conversion from mutual to stock form, a liquidation account was established within shareholders' equity for the benefit of all account holders with over $100 on deposit at December 31, 1985. In the event of complete liquidation of the Company, such account holders would be entitled to their interest in the liquidation account prior to any payments to common shareholders. The aggregate liquidation account is determined at the end of each fiscal year and is reduced proportionately as eligible account holders reduce their deposit balances. In no event may the liquidation account be increased. The liquidation account amounted to $7.2 and $8.3 million at November 30, 1996 and 1995, respectively.

   RCSB's cash dividend on common stock was increased 25% to $0.15 per share in the fourth quarter of 1996 following an increase of 20% in 1995. The payment of dividends to holders of RCSB common stock is generally limited by certain restrictions imposed on Delaware corporations and is contingent upon RCSB Financial, Inc. generating sufficient cash flows, which arise primarily from dividends paid by the Bank. Under Delaware law, dividends may be paid only out of RCSB's undivided profits, or if there should be no undivided profits, its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

   The payment of dividends by the Bank to RCSB Financial, Inc. is subject to various restrictions. Under New York State Banking Law, dividends may be declared and paid only out of net profits of the Bank, determined under regulatory accounting practices. The approval of the New York State Banking Department is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits for the preceding two years, less any required transfer to surplus. Since dividends from the Bank were utilized by the parent company to fund significant common stock repurchases during 1996, approval has been requested and received from the Banking Department to exceed the normal limit on dividends. Subject to certain conditions, Bank dividends were approved in an amount expected to be sufficient to fund 1997 quarterly dividends to shareholders and completion of the 1.5 million common share repurchase program announced in late 1996.

   According to Federal Deposit Insurance Corporation (FDIC) rules and regulations, no dividends may be declared or paid if the Bank is not in compliance with all applicable capital requirements, or if payment of such dividends would cause the Bank's capital to fall below required levels. In addition, no dividends may be declared or paid which would reduce shareholders' equity below the amount required in the liquidation account.

   Under the Company's shareholder rights plan, one preferred share purchase right has been distributed for each share of the Company's common stock outstanding on June 4, 1990 and for each share issued subsequent to that date. Each right will, upon the occurrence of certain events, entitle the holder (other than certain persons who have acquired or have obtained the right to acquire the beneficial ownership of at least 20% of the outstanding shares of common stock (Acquiring Persons) and certain related persons or entities) to purchase a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $100 per unit, subject to adjustment.

   The rights plan further provides that in the event any person or group of affiliated or associated persons is designated as an adverse person or becomes the beneficial owner of 25% or more of the outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock that is determined to be fair and in the best interest of shareholders), then holders of rights not previously exercised or redeemed by the Company (other than rights held by Acquiring Persons) will be entitled to receive, upon exercise, common stock having a market value equal to two times the exercise price of the right.

   In addition, in the event (a) the Company is acquired in a merger or other business combination transaction with an Acquiring Person in which RCSB is not the surviving corporation, or (b) 50% or more of the Company's assets or earning power are sold or transferred to an Acquiring Person, each previously unexercised right (other than rights held by Acquiring Persons and certain related persons or entities) will entitle the holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

   The rights will expire on June 3, 2000, unless earlier redeemed. Subject to certain limitations, the rights may be redeemed by the Board of Directors or, in certain circumstances, by the shareholders of the Company.


16.  REGULATORY MATTERS

   As a savings and loan holding company, RCSB Financial, Inc. is regulated by the Office of Thrift Supervision while the Bank is regulated by the FDIC and the New York State Banking Department. All three agencies issue regulations and require the filing of reports describing the activities and financial condition of the entities under their jurisdiction and conduct examinations on a recurring basis to test compliance with various regulatory requirements.

   The FDIC requires banks within its jurisdiction to adhere to certain minimum regulatory capital requirements. Failure to meet the capital requirements may result in mandatory and discretionary actions by the banking regulators that could have a material effect on RCSB's consolidated financial position. For evaluating capital adequacy, the FDIC requires banks to determine capital and assets under regulatory accounting practices. The leverage ratio requirement is based on the relationship of period-end capital to average total assets during the previous three months. Compliance with risk-based capital requirements is evaluated by dividing regulatory capital by the sum of an institution's weighted asset values. Weightings are established by the regulators for each asset category according to the perceived degree of risk.

   A comparison of the Bank's regulatory capital levels with minimum FDIC requirements is presented in the following table. In addition, capital levels considered by the FDIC to be representative of a well-capitalized institution are indicated. The Bank remained in compliance with FDIC capital requirements through November 30, 1996.


                                                        Regulatory Capital

---------------------------------------------------------------------------------------------------------------------------------
                                                   RCSB                       Minimum FDIC                Well-Capitalized
                                               (Bank) Capital                  Requirements              as Defined by FDIC
                                           ------------------------       ---------------------      ----------------------------
September 30, 1996                         Amount           Percent       Amount        Percent       Amount             Percent
---------------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
Leverage capital (tier 1) as percent
    of three-month average assets        $  306.9              7.7%     $  159.5           4.0% (a)    $  199.3              5.0%
As percent of risk-weighted,
    period-end assets:
        Core capital (tier 1)               306.9              11.3        108.4           4.0            162.6              6.0
        Total capital (tiers 1 and 2)       335.4              12.4        216.8           8.0            271.0             10.0

(a) Although the minimum tier 1 capital requirement is 3% of total assets, most FDIC-supervised banks are required to maintain levels at least 1% to 2% higher based upon their particular circumstances.

17.  LOANS TO EMPLOYEE PLAN

   In several years prior to 1991, the Company made loans to its Employee Investment and Stock Ownership Plan to enable the plan to purchase RCSB common stock from market sources. Subsequently, the plan has been allocating and continues to allocate the purchased shares to plan participants over the terms of the loans. The Company records expense associated with the principal portion of the loans based on the percentage of the shares allocated to participants each year. Loan repayments are funded by Company contributions to the plan and by dividends on shares held by the plan. At November 30, 1996, the Plan held
1.3 million shares of the Company's common stock, of which 1.0 million shares were allocated to participants. During 1996, outstanding loan balances were consolidated into a single instrument bearing interest at 6.8% and maturing in 2000. The loan is presented as a reduction of shareholders' equity in the Company's consolidated statement of condition.

   Depending on the length of service, RCSB matches 50% or 100% of employees' contributions to the plan, not to exceed 6% of eligible salary. Contribution expense relating to the plan amounted to $0.7 million in 1996 and $1.0 million in both 1995 and 1994. RCSB dividends received by the plan with respect to unallocated shares and used for debt service totaled $0.2 million in 1996 and 1995, and less than $0.1 million in 1994.


18.  STOCK-BASED COMPENSATION PLANS

   RCSB's stock-based compensation plans provide for the award of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock to employees and, in certain instances, to Directors of the Company. Under the terms of the stock option plans, 0.2 million shares remained available for grant at November 30, 1996.

   The exercise price for all options granted must equal or exceed market value on the date of grant. No compensation expense is recorded by the Company when options are granted or exercised; at exercise, proceeds are credited to the capital stock accounts. The plans contain a provision under which each non-officer member of the Board of Directors has received annual grants of nonqualified options amounting to 1,000 shares during 1996 and 500 shares in 1995 and 1994. A summary follows of the changes in outstanding stock options during the three most recent years.


                                                Common Stock Options

------------------------------------------------------------------------------------------------------------------------
Year Ended November 30,                                    1996                           1995                     1994
------------------------------------------------------------------------------------------------------------------------
                                   Shares              Exercise      Shares           Exercise    Shares       Exercise
                                    Under                 Price       Under              Price     Under          Price
                                   Option             Per Share      Option          Per Share    Option      Per Share
------------------------------------------------------------------------------------------------------------------------
(shares in millions)

Beginning Balance                   0.9           $  7.27-20.73       1.0        $  7.27-20.13     1.1     $ 7.27-20.13
Granted                               -    *        22.29-23.39         -   *      18.15-20.73       -                -
Exercised                          (0.1)             7.27-20.13      (0.1)          7.27-15.13    (0.1)      7.27-14.00
Cancelled                             -    *              15.13         -                    -       -                -
                               -----------------------------------------------------------------------------------------
Ending Balance                      0.8           $  7.27-23.39       0.9        $  7.27-20.73     1.0    $  7.27-20.13
                               =========================================================================================

* While there was activity in this period, it amounted to less than 50,000 shares.

   Through November 1996, outstanding options are vested for 0.4 million shares based on the passage of time and 0.3 million based on achieving required market price levels. Options on 0.1 million shares will become exercisable in November 2002 or, if earlier, when RCSB's closing common stock price increases to at least $30.00 for 20 out of 30 business days.

   Under the Company's plans, a stock appreciation right (SAR) represents the right to receive cash equal to the excess of the market value of one share of the Company's common stock on the date of exercise over a price specified at the time of grant. Compensation expense recorded during 1996, 1995 and 1994 totaled $0.6 million, $0.5 million and $0.6 million, respectively, to reflect the change in value of outstanding SARs. At November 30, 1996 and 1995, 0.1 million SARs were outstanding, at prices ranging from $7.50 to $22.29 in 1996.

   Effective July 1996, shareholders approved a plan whereby 20% of fees earned by non-employee Directors of the Company are paid in RCSB common shares of an equivalent value. Directors may elect to receive a greater percentage in stock and to defer receipt of any such shares through the Company's existing Directors' deferred compensation plan. In the event of deferral, the shares are not issued until selected future distribution dates. In the interim, deferral accounts maintained for the Directors are valued based on changes in the market price of RCSB's common stock. Deferrals elected prior to 1996 may also be valued based on changes in the RCSB stock price, but are ultimately paid in cash. Share equivalents utilized to value Directors' deferred balances totaled
0.1 million at November 30, 1996 and 1995.


19.  RETIREMENT AND POSTRETIREMENT BENEFITS

   The Company maintains a defined contribution retirement plan covering substantially all of its employees. Contributions and costs are determined based on age and length of service in amounts ranging from 2.5% to 15% of each covered employee's wages. The Company also administers a Supplemental Executive Retirement Plan (SERP) which is designed to ensure that its executive participants maintain a retirement contribution percentage comparable to that of other employee participants in the defined contribution plan. The SERP is a nonqualified pension plan that provides for the accumulation of assets in a retirement fund maintained by a trustee. Contribution expense for both plans totaled $1.1 million in 1996, $0.8 million in 1995, and $1.3 million in 1994.

   The Company also maintains an unfunded, non-qualified pension plan for Directors who retire from active membership on the Board after serving at least five years. Under the plan, Directors with more than ten years of service receive an annual benefit equal to the average retainer for their last five years of service. Directors retiring with five to ten years of service receive one-half the normal amount. Benefits are payable for ten years and are reduced if payments commence before age 62. Expense related to the plan totaled $0.4 million in 1996 and $0.2 million in each of the two prior years.

   Expense, as determined under FASB Statement 106, for the Company's postretirement medical and life insurance programs is summarized below for fiscal 1996, 1995 and 1994.

--------------------------------------------------------------------------------
Year Ended November 30,                                 1996     1995     1994
--------------------------------------------------------------------------------
(millions)

Service cost for benefits earned                       $ 0.2    $ 0.3    $ 0.3
Interest cost on accumulated obligation                  0.4      0.3      0.4
Amortization of transition obligation                    0.3      0.3      0.4
Amortization of unrecognized gain                          -     (0.1)       -
                                                     -------- -------- --------
   Total postretirement benefit expense                $ 0.9    $ 0.8    $ 1.1
                                                     ======== ======== ========


   The following analysis presents the net liability included in the consolidated statement of condition for postretirement medical and life insurance benefits. The liability for these benefits is unfunded.

--------------------------------------------------------------------------------
November 30,                                                    1996       1995
--------------------------------------------------------------------------------
(millions)

Accumulated postretirement benefit obligation relating to:
     Retirees                                                  $ 2.7      $ 3.0
     Fully eligible active employees                             0.5        0.5
     Other active employees                                      1.7        1.7
                                                              -------    -------
          Total accumulated postretirement benefit obligation    4.9        5.2
Unrecognized net gain                                            1.8        1.1
Unrecognized transition obligation                              (4.5)      (4.8)
                                                              -------    -------
          Net recorded postretirement benefit liability        $ 2.2      $ 1.5
                                                              =======    =======

   At November 30, 1996, the accumulated postretirement benefit obligation was determined using a discount rate of 8.0% and a health care cost trend rate initially ranging from 7% to 11%, depending on the specific plan, and decreasing to 5.5% in the year 2007 and thereafter. At November 30, 1995, the accumulated postretirement benefit obligation was determined using a discount rate of 7.5% and a health care cost trend rate decreasing from 12% initially to 5.5% beginning in the year 2002. A one percentage point increase in the health care cost trend rate would result in increases of approximately $0.7 million in the November 30, 1996 accumulated postretirement benefit obligation and $0.1 million in the aggregate service and interest components of 1996 postretirement benefit expense.


20.  RETAIL BANKING NONINTEREST INCOME

   The following table presents the components of retail banking noninterest income for the three most recent years.


--------------------------------------------------------------------------------
Year Ended November 30,                             1996       1995        1994
--------------------------------------------------------------------------------
(millions)

Deposit-related fees and service charges           $ 6.4      $ 5.9       $ 8.0
Insurance agency commissions                         1.0        1.8         2.7
Securities brokerage commissions                     2.3        2.0         4.3
                                                  -------    -------     -------
   Total                                           $ 9.7      $ 9.7       $15.0
                                                  =======    ========    =======

21.  OTHER OPERATING EXPENSES

   The following table shows the various components of other operating expenses for the three most recent years.

--------------------------------------------------------------------------------
Year Ended November 30,                               1996       1995      1994
--------------------------------------------------------------------------------
(millions)

Professional fees                                   $  7.5     $  7.4    $  8.7
Marketing                                              3.8        3.1       3.8
Telephone and communications                           3.5        2.6       2.9
Postage and delivery                                   2.7        2.3       2.5
Office supplies and printing                           2.2        1.8       2.0
Amortization of goodwill and
     core deposit premium                              2.0        2.2       2.7
Provision for allowance for losses (recovery)
     on investment in and assets held by a
     liquidating trust company                        (1.4)       4.5         -
Other                                                 10.1        7.6      12.9
                                                    --------   --------  -------
     Total                                          $ 30.4     $ 31.5    $ 35.5
                                                    ========   ========  =======

22.  INTEREST RATE RISK MANAGEMENT

   Changes in interest rates affect RCSB's net interest earnings and also affect the carrying value of certain assets held for sale or maintained at the lower of cost or fair value. To reduce the Company's exposure to interest rate changes, derivative financial instruments are selectively utilized as summarized below. Since the value to the Company of these derivatives results primarily from changes in market interest rate levels or market prices, the associated credit risk is typically limited to a small percentage of the nominal principal or contract amounts used to express the volume of the transactions.


--------------------------------------------------------------------------------
Contract or Nominal Amount at November 30,                      1996       1995
--------------------------------------------------------------------------------
(millions)

Interest rate swaps                                          $ 450.0    $ 150.0
Forward sale commitments                                       192.4      175.5
Purchased call options                                         170.5          -
Purchased put options                                           20.0       11.0


   Interest rate swaps involve the exchange of fixed and floating rate interest payment obligations without exchanging the underlying principal obligations. These agreements have been utilized by the Company to, in effect, convert variable-rate liabilities into fixed-rate liabilities to more closely match the interest rate sensitivity of assets and liabilities. Entering into interest rate swaps involves not only the risk of default by the other party but also interest rate risk if positions are not matched. The original terms to maturity of swaps outstanding at November 30, 1996 ranged from one to three years and the weighted average remaining term of the agreements was 1.6 years. Under the agreements, the Company pays interest at a fixed rate and receives interest at rates that vary according to the London Interbank Offered Rate. Interest payments are exchanged at three or six month intervals. At November 30, 1996 and 1995, the weighted average fixed interest rates being paid by RCSB were 5.86% and 6.42%, respectively, and the weighted average variable interest rates being received by RCSB were 5.58% and 5.80%, respectively.

   To reduce the risk associated with a possible decline in the value of residential mortgage loans originated for sale, American Home Funding, Inc. executes forward contracts for the delivery of securitized loans, generally up to 90 days thereafter, at a specified price and yield. Risks may arise from the possible inability of AHF to originate loans to fulfill the contracts, in which case securities would be purchased in the open market for delivery under the terms of the contracts. AHF also hedges a selected portion of its pipeline of loans expected to close by purchasing put options for the sale of securitized loans generally up to 90 days after the option contracts are acquired.

   During early 1996 and again in the latter part of the year, AHF purchased call options on ten-year U. S. Treasury securities to hedge the carrying value of its investment in mortgage loan servicing rights. Such value may decline if interest rates fall and the underlying loans prepay more quickly than expected. Outstanding options from the early 1996 purchase, which cost $3.1 million, expire through February 1997. Options purchased in late 1996 at a cost of $0.8 million expire in November 1997.

   The carrying amounts and fair values of the derivatives discussed above are presented in the note to the consolidated financial statements entitled "Disclosures About Fair Value of Financial Instruments." The loss that would be recognized if the counterparty to a derivative instrument failed completely to perform according to the contract would generally be limited to the amount of any positive carrying value.

23.  CREDIT COMMITMENTS AND LOANS SOLD UNDER RECOURSE ARRANGEMENTS

   Commitments to originate loans are agreements to advance funds to customers provided there is no violation of conditions established in the underlying contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Lending commitments outstanding at November 30, 1996 and 1995 are summarized below.

--------------------------------------------------------------------------------
November 30,                              1996                    1995
--------------------------------------------------------------------------------
                                    Fixed    Adjustable     Fixed    Adjustable
                                     Rate       Rate         Rate       Rate
--------------------------------------------------------------------------------
(millions)

Loan commitments:
     Residential mortgage          $  74.2    $  18.3      $  64.4    $  12.3
     Home equity                         -      128.8            -      122.8
     Commercial mortgage                 -          -            -        0.5
     Consumer                         65.9       23.9         62.5       20.0
     Other                               -        7.0            -        6.4


   In prior years, RCSB sold certain residential mortgage and automobile loans under arrangements that granted purchasers recourse to RCSB or to cash payments due RCSB in the event the sold loans failed to perform according to terms established in the underlying loan agreements. A summary of outstanding balances under such arrangements is provided below.

--------------------------------------------------------------------------------
November 30,                                                    1996       1995
--------------------------------------------------------------------------------
(millions)                                    Extent of
                                               Recourse
                                               --------
Residential mortgage loans:
     Underlying GNMA securities                 partial       $563.8     $527.2
     Underlying senior securities               partial         28.8       37.5
     Sold to FHLMC                                 full         27.0       35.7
     Other                                      partial         22.9       27.7
Automobile loans                                partial            -       19.2


   American Home Funding, Inc. is subject to potential credit risk on certain serviced residential mortgage loans guaranteed by the Department of Veterans Affairs (VA) and included in pools of loans underlying GNMA mortgage-backed securities. During foreclosure proceedings, AHF may incur credit loss to the extent total indebtedness, including advances of delinquent principal, interest and tax payments, exceeds the amount received under the VA guarantee plus proceeds from a foreclosure sale.

   In 1989 and 1988, AHF sold certain residential mortgage loans to various trusts which issued senior and subordinated mortgage participation securities. The subordinated securities are owned by AHF and are included in the consolidated statements of condition as securities available for sale at November 30, 1996 and 1995. To enhance the certainty of principal and interest payments to holders of the senior securities presented in the above table, any losses are first deducted from payments due holders of the subordinated securities. Holders of the senior securities also have access, under certain conditions, to restricted cash balances that AHF is required to maintain. At November 30, 1996 and 1995, outstanding principal balances of the subordinated securities amounted to $12.9 million and $13.7 million, respectively, and restricted cash balances totaled $7.5 million and $7.1 million, respectively.

   RCSB has retained credit risk on certain residential mortgage loans sold to FHLMC with full recourse. Allowances for possible losses under the arrangements totaling $0.5 million at November 30, 1996 and 1995, have been provided separately from the Company's allowance for loan losses.

   The Company has retained credit risk on other residential mortgage loans sold with partial recourse. At November 30, 1996 and 1995, RCSB's maximum recourse exposure on these residential mortgage loans totaled $4.6 million.

   In prior years, investors in securities backed by automobile loans originated and serviced by RCSB had recourse in certain circumstances to excess interest amounts otherwise due RCSB. No such recourse exposure exists at November 30, 1996, however, because the Company has not securitized or sold automobile loans since 1992 and remaining low-balance securities were repurchased by RCSB during 1996.



24.  COMMITMENTS AND CONTINGENT LIABILITIES

   In February 1995, a trust company providing check processing and securities custodial services to the Bank and other financial institutions was seized by state banking regulators due to the trust company's deteriorating financial condition. Under liquidation proceedings that followed, RCSB was denied access to certain cash balances and collateral in the form of securities that were held by the trust company. Uncollected amounts as of November 30, 1996 were reduced to $0.7 million, and the Company maintained a related allowance for losses of an equivalent amount. The Bank's investments in stock and debentures issued by the trust company, amounting to $2.4 million, were written off as expense in 1995.

   AHF has executed contracts under which certain residential mortgage lenders are committed to sell to AHF servicing rights on minimum volumes of newly originated loans and AHF is committed to purchase servicing rights on such loans up to a specified maximum volume. For contracts in force on November 30, 1996, which expire during the ensuing twelve months, the aggregate committed minimum is $435.0 million of underlying loans and the maximum is $578.0 million. At the time of delivery, interest rates on the loans are required to be within a range based on market rates for certain mortgage-backed securities. Contractual prices for the servicing rights vary based on the annual servicing fee obtained and the loan type and term.

   The Company and certain subsidiaries are involved in litigation arising in the normal course of business. Although events cannot be predicted with certainty, no liability which would be material to the financial condition of the Company is expected to result from this litigation.

   Most of RCSB's retail banking and loan production offices are operated in leased facilities under contracts that require the lessee to pay utility and maintenance costs. A summary of non-cancelable, long-term real property operating lease commitments as of November 30, 1996 follows. No consideration is given in the presentation to minor amounts of sublease income.

---------------------------------------------------------------
                                                    Gross Rent
Year Ending November 30,                            Obligation
---------------------------------------------------------------
(millions)

1997                                                    $  5.4
1998                                                       4.1
1999                                                       3.1
2000                                                       2.4
2001                                                       2.2
Thereafter                                                 8.7


   Rent expense incurred by the Company amounted to $5.6 million, $5.0 million and $4.9 million in 1996, 1995 and 1994, respectively.


25.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   FASB Statement 107 requires disclosure of the fair value of all financial instruments, whether recognized or not in the statement of financial position, for which it is practicable to estimate fair value. The fair value disclosures provided in the table that follows are based upon quoted market prices if available. However, in most cases it is necessary to utilize discounted cash flow calculations based on management's estimates of the timing of cash receipts or payments and based on discount rates considered appropriate in relation to the characteristics of the financial instruments and the risks involved. Due to the significant effect of such estimates on the values derived, it is not necessarily possible to reliably compare fair value disclosures among reporting entities. Further, disclosed values are based on discount rates determined at a point in time. Relatively modest changes in general interest rate levels produce significant changes in the estimated values of many financial instruments.

   Under the requirements of Statement 107, fair value disclosures omit amounts representing the benefit of customer relationships mainly in the Company's lending and deposit-generating businesses. Asset values attributable to core deposits are likewise omitted. As a result of these omissions and the exclusion of assets and liabilities that are not financial instruments, the disclosures do not present the fair value of the institution as a whole.

   The following table presents the carrying value and estimated fair value of RCSB's recorded financial instruments and certain off-balance sheet items as of November 30, 1996 and 1995. An explanation of the methods utilized to estimate fair value follows the table.

                                                Fair Value of Financial Instruments

-------------------------------------------------------------------------------------------------------------
November 30,                                                            1996                     1995
-------------------------------------------------------------------------------------------------------------
                                                Estimation    Estimated    Carrying    Estimated     Carrying
                                                    Method   Fair Value       Value   Fair Value        Value
-------------------------------------------------------------------------------------------------------------
(millions)
Recorded financial instruments:

Assets:
          Cash and cash equivalents                      CV   $    56.6   $    56.6    $    78.9    $    78.9
          Interest-bearing deposits in banks             CV         7.7         7.7         15.9         15.9
          Securities available for sale             QMP/DCF        18.8        18.8         84.1         84.1
          Securities held to maturity               QMP/DCF     1,634.4     1,639.0      1,398.7      1,398.1
          Loans receivable                              DCF     2,026.1     2,020.7      1,976.8      1,971.0
          Federal Home Loan Bank stock                 FHLB        34.7        34.7         38.5         38.5

Liabilities:

          Demand and savings deposits                    CV       981.7       981.7        946.5        946.5
          Term deposits                                 DCF     1,383.9     1,387.0      1,280.5      1,276.5
          Borrowings                                    DCF     1,108.2     1,107.8        974.6        969.4
          Escrow deposits                                CV        66.2        66.2         77.1         77.1
          Due to banks                                   CV        12.5        12.5         17.1         17.1

Off-balance sheet financial instruments:

          Interest rate  swaps                          QMP         0.4         0.7         (2.6)        (0.1)
          Forward commitments                           QMP        (2.7)       (2.7)        (1.1)        (1.1)
          Purchased call options                        QMP         0.8         1.0            -            -
          Purchased put options                         QMP           -          -             -            -

Abbreviation   Estimation Method
------------   -----------------

   CV For financial instruments which are payable or collectible on demand or within a very short timeframe, the stated or carrying value is estimated to equal fair value. Deposit liabilities without defined maturities are valued in this manner under the requirements of Statement 107.

   QMP Quoted market prices are utilized to determine fair value disclosures when such prices are available. Dealer quotes are obtained in the absence of published market prices.

   DCF The estimated fair value of certain financial instruments of longer duration is determined above by discounting expected future cash flows at a rate considered appropriate based on the term of the instrument and the degree of risk associated with the cash flows. Assumptions regarding the prepayment of loans, particularly residential mortgage loans, may have a substantial effect on the resulting values.

   FHLB The fair value of FHLB stock is considered to equal the price at which it may be resold to the FHLB. The Company is contractually prohibited from disposing of the stock in any other manner.


   The fair value of loans receivable includes the estimated value of commitments to originate residential mortgage loans, which amounted to gains of $0.2 million and $0.1 million at November 30, 1996 and 1995, respectively. Fair value of such commitments is estimated to equal the amount the Company would be required to pay a third party to fulfill the commitments based on fees currently charged, net of fees due from borrowers and taking into account the remaining terms of the agreements and the creditworthiness of borrowers. For fixed-rate loan commitments, fair value estimates also take into consideration the difference between current interest rates and committed rates. The estimated fair value, if any, of commitments to originate or purchase other types of loans is not considered material to RCSB's financial condition at November 30, 1996 or 1995 and is omitted from the disclosures. Since there are no established markets for sold loan recourse obligations, it is not practicable to estimate the fair value of such RCSB commitments.


26.  PARENT COMPANY FINANCIAL INFORMATION

   For purposes of the condensed financial statements below, earnings of Rochester Community Savings Bank are included in the financial results of its parent company, RCSB Financial, Inc., under the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as an increase in the parent company's investment in the Bank, and dividends by the Bank produce a decrease. RCSB Financial, Inc. was formed as a holding company for the Bank on September 1, 1995.


                       Condensed Statements of Condition
                              Parent Company Only

--------------------------------------------------------------------------------
November 30,                                                  1996         1995
--------------------------------------------------------------------------------
(millions)

Assets
     Cash on deposit with the Bank                         $   1.9      $   2.1
     Investment in subsidiary                                321.9        373.6
     Other assets                                              0.4          0.2
                                                          ---------    ---------
          Total assets                                     $ 324.2      $ 375.9
                                                          =========    =========

Liabilities                                                $   0.3      $     -

Shareholders' Equity                                         323.9        375.9
                                                          ---------    --------
          Total liabilities and shareholders' equity       $ 324.2      $ 375.9
                                                          =========    ========


                        Condensed Statements of Income
                              Parent Company Only

--------------------------------------------------------------------------------
Period Ended November 30,                                     1996         1995
--------------------------------------------------------------------------------
(millions)                                                   (year)       (three
                                                                         months)

Dividends declared by subsidiary                            $ 93.6     $  6.0
Interest income                                                0.1          -
Operating expenses                                             0.4        0.1
                                                           ---------  ---------
Income before taxes and subsidiary income adjustment          93.3        5.9
Income tax benefit                                             0.1          -
                                                           ---------  ---------
Income before subsidiary income adjustment                    93.4        5.9
Subsidiary income adjustment to equity method                (53.7)       4.5
                                                           ---------  ---------
Net income                                                  $ 39.7     $ 10.4
                                                           =========  =========

                      Condensed Statements of Cash Flows
                              Parent Company Only

--------------------------------------------------------------------------------
Period Ended November 30,                                     1996       1995
--------------------------------------------------------------------------------
(millions)                                                   (year)     (three
                                                                       months)

Operating Activities:
Net income                                                 $  39.7    $  10.4
Adjustments to reconcile net income to net cash
     provided  by operating activities:
          Equity in earnings of subsidiary                   (39.9)     (10.5)
          Dividends received from subsidiary                  94.9        6.0
          Increase in other assets (net)                      (0.1)      (0.1)
                                                           --------- ----------

            Net cash provided by operating activities         94.6        5.8
                                                           --------- ----------

Financing Activities:
Net proceeds from exercise of stock options,
     including income tax benefit                              2.1        0.3
Purchase of RCSB common stock                                (86.4)      (1.0)
Dividends paid on preferred stock                             (3.9)      (1.3)
Dividends paid on common stock                                (6.9)      (1.7)
Increase in liabilities                                        0.3          -
                                                           --------- ----------
            Net cash used by financing activities            (94.8)      (3.7)
                                                           --------- ----------

            Increase (decrease) in cash and cash equivalents  (0.2)       2.1
Cash and cash equivalents at beginning of period               2.1          -
                                                           --------- ----------
Cash and cash equivalents at end of period                  $  1.9     $  2.1
                                                           ========= ==========